Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

by and among

XPERI CORPORATION,

TIVO CORPORATION,

XRAY-TWOLF HOLDCO CORPORATION,

XRAY MERGER SUB CORPORATION and

TWOLF MERGER SUB CORPORATION

December 18, 2019

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), is made and entered into as of December 18, 2019 (the “Agreement Date”), by and among Xperi Corporation, a Delaware corporation (“XRAY”), TiVo Corporation, a Delaware corporation (“TWOLF”), XRAY-TWOLF HoldCo Corporation, a Delaware corporation (“Holdco”), XRAY Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“XRAY Merger Sub”), and TWOLF Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“TWOLF Merger Sub” and together with XRAY Merger Sub, the “Merger Subs”).

WHEREAS, in anticipation of the Mergers, XRAY and TWOLF have formed (i) Holdco, (ii) XRAY Merger Sub and (iii) TWOLF Merger Sub.

WHEREAS, (i) each of XRAY, Holdco and XRAY Merger Sub desires, following the satisfaction or waiver of the conditions set forth in Article VIII, to effect the merger of XRAY Merger Sub with and into XRAY (the “XRAY Merger”), with XRAY as the surviving entity in the XRAY Merger (the “XRAY Surviving Corporation”) and the XRAY Surviving Corporation becoming a wholly owned subsidiary of Holdco and (ii) immediately following consummation of the XRAY Merger, each of Holdco, TWOLF and TWOLF Merger Sub desires, following the satisfaction or waiver of the conditions set forth in Article VIII, to effect the merger of TWOLF Merger Sub with and into TWOLF (the “TWOLF Merger” and, together with the XRAY Merger, the “Mergers”), with TWOLF as the surviving entity in the TWOLF Merger (the “TWOLF Surviving Corporation” and, together with the XRAY Surviving Corporation, the “Surviving Corporations”), and the TWOLF Surviving Corporation becoming a wholly owned subsidiary of Holdco.

WHEREAS, the Board of Directors of XRAY (the “XRAY Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement (the “Transactions”) are fair to, and in the best interests of, XRAY and XRAY’s stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, including the XRAY Merger, on the terms and subject to the conditions set forth herein; and (iii) subject to the terms hereof, resolved to recommend that XRAY’s stockholders approve this Agreement and approve the XRAY Merger (collectively, the “XRAY Board Recommendation” and together with the TWOLF Board Recommendation, the “Board Recommendations” and “Board Recommendation” shall mean any of them); and (iv) directed that this Agreement be submitted to XRAY’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (including any adjournment or postponement thereof, the “XRAY Stockholder Meeting”).

WHEREAS, the Board of Directors of TWOLF (the “TWOLF Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the TWOLF Merger, are advisable, fair to and in the best interests of TWOLF and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, including the TWOLF Merger, on the terms and subject to the conditions set forth herein; (iii) subject to the terms hereof, resolved to recommend that TWOLF’s stockholders adopt and approve this Agreement and approve the TWOLF Merger (collectively, the “TWOLF Board Recommendation”); and (iv) directed that this Agreement be submitted to TWOLF’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (including any adjournment or postponement thereof, the “TWOLF Stockholder Meeting”).

WHEREAS, the respective Boards of Directors of Holdco and the Merger Subs have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, each of their respective stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers.

WHEREAS, XRAY, TWOLF, Holdco, XRAY Merger Sub and TWOLF Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

WHEREAS, for United States federal income tax purposes, it is intended that each of the XRAY Merger and TWOLF Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1    Formation of Holdco and Merger Subs.

(a)    XRAY and TWOLF have caused Holdco to be organized under the laws of the State of Delaware. XRAY and TWOLF shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form agreed between XRAY and TWOLF prior to the Closing in accordance with Section 2.1 (the “Holdco Charter”) and the by-laws of Holdco to be in the form agreed between XRAY and TWOLF prior to the Closing in accordance with Section 2.1 (the “Holdco Bylaws”), in each case, at the Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and applicable Law.

(b)    XRAY and TWOLF have caused Holdco to organize XRAY Merger Sub and TWOLF Merger Sub under the laws of the State of Delaware.

Section 1.2    The Mergers.

(a)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), XRAY Merger Sub shall be merged with and into XRAY at the Effective Time. Following the Effective Time, the separate corporate existence of XRAY Merger Sub shall cease, and XRAY shall continue as the surviving corporation in the XRAY Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of XRAY Merger Sub in accordance with the DGCL.

(b)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, TWOLF Merger Sub shall be merged with and into TWOLF at the Effective Time. Following the Effective Time, the separate corporate existence of TWOLF Merger Sub shall cease, and TWOLF shall continue as the surviving corporation in the TWOLF Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of TWOLF Merger Sub in accordance with the DGCL.

(c)    In connection with the Mergers, TWOLF and XRAY shall cause Holdco to take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of Holdco Common Stock to permit the issuance of shares of Holdco Common Stock to the holders of shares of TWOLF Common Stock and XRAY Common Stock as of the Effective Time in accordance with the terms of this Agreement.

Section 1.3    Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 525 University Avenue, Suite 1400, Palo Alto CA 94301 unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.4    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Mergers to be consummated by (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “XRAY Certificate of Merger”) with respect to the XRAY Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and (b) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “TWOLF Certificate of Merger”) with respect to the TWOLF Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The XRAY Merger and the TWOLF Merger shall become effective concurrently upon the due filing of the XRAY Certificate of Merger and the TWOLF Certificate of Merger, respectively or such later time as agreed between the parties and set forth in the certificates of merger (such time as the Mergers become effective being the “Effective Time”).

Section 1.5    Effects of the Transaction. The Mergers shall have the effects set forth in the applicable provisions of the DGCL.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1    Holdco Matters.

(a)    Name. The parties shall cause the name of Holdco to be changed to “Xperi Corporation” prior to or as of the Effective Time.

(b)    Ticker Symbol. The parties shall cause the ticker symbol of Holdco to be the ticker symbol of XRAY as of immediately prior to the Effective Time.

(c)    Board of Directors. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of Holdco immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Holdco shall be seven (7), and such Board of Directors shall upon the Effective Time consist of: (i) the Chief Executive Officer of XRAY as of immediately prior to the Effective Time (who shall be the Chief Executive Officer of Holdco as of immediately after the Effective Time); (ii) three (3) directors, designated by the XRAY Board (“XRAY Designees”); provided that, (A) each such designee shall be reasonably acceptable to TWOLF, and (B) not less than two (2) out of three (3) such designees must qualify as an “independent director” under the listing standards of the NASDAQ Stock Market, LLC (“NASDAQ”) and the applicable rules of the SEC, it being understood that such three (3) individuals are in addition to the Chief Executive Officer of XRAY designated under clause (i)); and (iii) three (3) directors, designated by the TWOLF Board (“TWOLF Designees”); provided that (A) each such designee shall be reasonably acceptable to XRAY, and (B) not less than two (2) out of three (3) such designees must qualify as an “independent director” under the NASDAQ listing standards and the applicable rules of the SEC.

(d)    Replacement of Designees. In the event that prior to the Effective Time: (i) any XRAY Designee is unable or unwilling to serve on the Board of Directors, XRAY shall select a replacement for such individual to serve in such person’s place; and (ii) any TWOLF Designee is unable or unwilling to serve on the Board of Directors, TWOLF shall select a replacement for such individual to serve in such person’s place. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the Board of Directors of Holdco as of the Effective Time. Any such replacement designee shall also be deemed to be an XRAY Designee or a TWOLF Designee, as applicable.

(e)    Chairman. Immediately following the Effective Time, the Chairman of the Board of Directors of Holdco shall be elected by those members of the Board of Directors of Holdco who qualify as “independent directors” under the listing standards of NASDAQ and the applicable rules of the SEC from such group of directors.

(f)    Nominating and Corporate Governance Committee. The parties shall take all necessary action to ensure that the Holdco Charter provides that, for a period of two years following the Effective Time, the Nominating and Corporate Governance Committee shall have four members, consisting of two XRAY Designees and two TWOLF Designees.

(g)    Officers. The Chief Executive Officer and the Chief Financial Officer of XRAY as of immediately prior to the Effective Time shall be the Chief Executive Officer and the Chief Financial Officer of Holdco as of immediately after the Effective Time.

(h)    Headquarters. Following the Effective Time, the headquarters of Holdco shall be the headquarters of XRAY as of immediately prior to the Effective Time in San Jose, California.

(i)    Holdco Charter and Bylaws. The parties shall take all action necessary to ensure that as of immediately prior to the Effective Time the Holdco Charter and the Holdco Bylaws give effect to the matters set forth in this Section 2.1 and such other matters as are mutually agreed to by XRAY and TWOLF.

Section 2.2    Subsidiary Matters.

(a)    XRAY Matters.

(i)    At the Effective Time, the XRAY Certificate of Incorporation and the By-laws of XRAY shall be amended to read in their entirety as the Certificate of Incorporation of XRAY Merger Sub and the By-laws of XRAY Merger Sub, respectively (except that references to the name of XRAY Merger Sub shall be replaced by references to the name of XRAY), in each case until thereafter amended in accordance with applicable Law.

(ii)    The directors of XRAY Merger Sub immediately prior to the Effective Time shall be the directors of the XRAY Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of XRAY immediately prior to the Effective Time shall be the officers of the XRAY Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)    TWOLF Matters.

(i)    At the Effective Time, the TWOLF Certificate of Incorporation and the By-laws of TWOLF shall be amended to read in their entirety as the Certificate of Incorporation of TWOLF Merger Sub and the By-laws of the TWOLF Merger Sub, respectively (except that references to the name of TWOLF Merger Sub shall be replaced by references to the name of TWOLF), in each case until thereafter amended in accordance with applicable Law.

(ii)    The directors of TWOLF Merger Sub immediately prior to the Effective Time shall be the directors of the TWOLF Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of TWOLF immediately prior to the Effective Time shall be the officers of the TWOLF Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 3.1    Effect on Capital Stock.

(a)    Conversion of XRAY Common Stock and XRAY Merger Sub Common Stock. As of the Effective Time, by virtue of the XRAY Merger and without any action on the part of XRAY, Holdco, XRAY Merger Sub or the holders of any shares of XRAY Common Stock (or options thereon) or Holdco Common Stock:

(i)    Each issued and outstanding share of XRAY Common Stock (other than any shares of XRAY Common Stock to be canceled pursuant to Section 3.1(d)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the “XRAY Merger Consideration”). As of the Effective Time, all such shares of XRAY Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of XRAY Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof the XRAY Merger Consideration in accordance with Section 3.3.

(ii)    All XRAY Restricted Shares that are converted into shares of shares of Holdco Common Stock pursuant to Section 3.1(a)(i) shall continue to have, and be subject to, the same terms and conditions (including forfeiture or vesting conditions) as applied to the corresponding XRAY Restricted Shares immediately prior to the Effective Time.

(iii)    Each share of common stock of XRAY Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of XRAY Common Stock, as the common stock of the XRAY Surviving Corporation.

(b)    Conversion of TWOLF Common Stock and TWOLF Merger Sub Common Stock. As of the Effective Time, by virtue of the TWOLF Merger and without any action on the part of TWOLF, Holdco, TWOLF Merger Sub, or the holders of any shares of TWOLF Common Stock (or options thereon) or Holdco Common Stock:

(i)    Each issued and outstanding share of TWOLF Common Stock (other than any shares of TWOLF Common Stock to be canceled pursuant to Section 3.1(d)) shall be converted into the right to receive 0.455 (the “TWOLF Exchange Ratio” ) fully paid and nonassessable shares of Holdco Common Stock, together with cash in lieu of fractional shares of Holdco Common Stock as specified below, without interest (the “TWOLF Merger Consideration” and, together with the XRAY Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of TWOLF Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of TWOLF Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the TWOLF Merger Consideration in accordance with Section 3.3.

(ii)    All TWOLF Restricted Shares that are converted into shares of shares of Holdco Common Stock pursuant to Section 3.1(b)(i) shall continue to have, and be subject to, the same terms and conditions (including forfeiture or vesting conditions) as applied to the corresponding TWOLF Restricted Shares immediately prior to the Effective Time.

(iii)    Each share of common stock of TWOLF Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of TWOLF Common Stock, as the common stock of the TWOLF Surviving Corporation.

(c)    Effect on Holdco Capital Stock. At the Effective Time, each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of Holdco owned by TWOLF Surviving Corporation or the XRAY Surviving Corporation shall be surrendered to Holdco without payment therefor.

(d)    Cancellation of Treasury Shares. Each share of TWOLF Common Stock held in the treasury of TWOLF immediately prior to the Effective Time, and each share of XRAY Common Stock held in the treasury of XRAY immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)    No Dissenters’ Rights. No appraisal, dissenters’ or similar rights shall be available to holders of TWOLF Common Stock or XRAY Common Stock under applicable Law (including Section  262 of the DGCL) in connection with the Mergers.

Section 3.2    Treatment of Equity Awards.

(a)    XRAY Equity Awards.

(i)    XRAY Options. Each XRAY Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Holdco and converted into a Holdco Option. Each such Holdco Option shall continue to have, and be subject to, the same terms and conditions (including the vesting and exercisability conditions) as applied to the corresponding XRAY Option immediately prior to the Effective Time, except that (i) the number of shares of Holdco Common Stock subject to such Holdco Option shall be equal to the product obtained by multiplying (A) the total number of shares of XRAY Common Stock subject to such XRAY Option immediately prior to the Effective Time, by (B) the XRAY Exchange Ratio (rounded down to the nearest whole share), and (ii) the per-share exercise price of such Holdco Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of XRAY Common Stock at which such XRAY Option was exercisable immediately prior to the Effective Time by (B) the XRAY Exchange Ratio (rounded up to the nearest whole cent).

(ii)    XRAY RSUs. Each XRAY RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall, as of the Effective Time, automatically and without any action on the part of any holder thereof, be assumed by Holdco and converted into a Holdco RSU. Each such Holdco RSU shall continue to have, and be subject to, the same terms and conditions (including the vesting and settlement terms) as applied to the corresponding XRAY RSU immediately prior to the Effective Time, except that the number of shares of Holdco Common Stock subject to such Holdco RSU shall be equal to the product obtained by multiplying (i) the total number of shares of XRAY Common Stock subject to such XRAY RSU immediately prior to the Effective Time, by (ii) the XRAY Exchange Ratio (rounded down to the nearest whole share). With respect to any XRAY RSU that, immediately prior to the Effective Time, remains subject to performance-vesting based on the achievement of performance metrics, the vesting of such XRAY RSU shall remain subject to the terms of the applicable award agreement evidencing such XRAY RSU.

(iii)    XRAY Stock Plans. As of the Effective Time, the XRAY Stock Plans, including all of the rights, powers, obligations, responsibilities and obligations set forth therein, shall be assumed by Holdco.

(iv)    XRAY ESPPs. Following the Agreement Date, the XRAY Board (or, if applicable, any committee thereof administering each XRAY ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any outstanding Offering Period(s) (as such term is defined in the applicable XRAY ESPP) under any XRAY ESPP, the Offering Period(s) under such XRAY ESPP shall terminate and an Exercise Date or Purchase Date (as such applicable term is defined in the applicable XRAY ESPP) shall occur under such XRAY ESPP upon the earlier to occur of (x) the day that is four (4) trading days prior to the Effective Time or (y) the date on which such Offering Period(s) would otherwise end, and no additional offering periods shall commence under such XRAY ESPP after the Agreement Date; (ii) no individual participating in any XRAY ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the Agreement Date, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to any XRAY ESPP on or following the Agreement Date; (iii) no individual who is not participating in any XRAY ESPP as of the Agreement Date may commence participation in any XRAY ESPP following the Agreement Date; and (iv) subject to the consummation of the Merger, each XRAY ESPP shall terminate, effective immediately prior to the Effective Time.

(v)    Holdco Actions. Not later than the Closing Date, Holdco shall deliver to the holders of XRAY Options, XRAY Restricted Shares and XRAY RSUs any required notices setting forth the effect of the Mergers on such holders’ rights and describing the treatment of such awards in accordance with this Section 3.2(a).

(vi)    Further Actions. Prior to the Effective Time, XRAY shall take all necessary action to effectuate the provisions of this Section 3.2(a). Holdco shall reserve for future issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Holdco Options, and Holdco RSUs as a result of the actions contemplated by this Section 3.2(a).

(b)    TWOLF Equity Awards.

(i)    TWOLF Options. Each TWOLF Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Holdco and converted into a Holdco Option. Each such Holdco Option shall continue to have, and be subject to, the same terms and conditions (including the vesting and exercisability conditions) as applied to the corresponding TWOLF Option immediately prior to the Effective Time, except that (i) the number of shares of Holdco Common Stock subject to such Holdco Option shall be equal to the product obtained by multiplying (A) the total number of shares of TWOLF Common Stock subject to such TWOLF Option immediately prior to the Effective Time, by (B) the TWOLF Exchange Ratio (rounded down to the nearest whole share), and (ii) the per-share exercise price of such Holdco Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of TWOLF Common Stock at which such TWOLF Option was exercisable immediately prior to the Effective Time by (B) the TWOLF Exchange Ratio (rounded up to the nearest whole cent).

(ii)    TWOLF RSUs. Each TWOLF RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall, as of the Effective Time, automatically and without any action on the part of any holder thereof, be assumed by Holdco and converted into a Holdco RSU. Each such Holdco RSU shall continue to have, and be subject to, the same terms and conditions (including the vesting and settlement terms) as applied to the corresponding TWOLF RSU immediately prior to the Effective Time, except that the number of shares of Holdco Common Stock subject to such Holdco RSU shall be equal to the product obtained by multiplying (i) the total number of shares of TWOLF Common Stock subject to such TWOLF RSU immediately prior to the Effective Time, by (ii) the TWOLF Exchange Ratio (rounded down to the nearest whole share). With respect to any TWOLF RSU that, immediately prior to the Effective Time, remains subject to performance-vesting based on the achievement of performance metrics, the vesting of such TWOLF RSU shall remain subject to the terms of the applicable award agreement evidencing such TWOLF RSU.

(iii)    TWOLF Stock Plans. As of the Effective Time, the TWOLF Stock Plans, including all of the rights, powers, obligations, responsibilities and obligations set forth therein, shall be assumed by Holdco.

(iv)    TWOLF ESPPs. Following the Agreement Date, the TWOLF Board (or, if applicable, any committee thereof administering each TWOLF ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any outstanding Offering Period(s) (as such term is defined in the applicable TWOLF ESPP) under a TWOLF ESPP, the Offering Period(s) under such TWOLF ESPP shall terminate and a Purchase Date (as such term is defined in the applicable TWOLF ESPP) shall occur under such TWOLF ESPP upon the earlier to occur of (x) the day that is four (4) trading days prior to the Effective Time or (y) the date on which such Offering Period(s) would otherwise end, and no additional offering periods shall commence under such TWOLF ESPP after the Agreement Date; (ii) no individual participating in a TWOLF ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the Agreement Date, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to a TWOLF ESPP on or following the Agreement Date; (iii) no individual who is not participating in a TWOLF ESPP as of the Agreement Date may commence participation in a TWOLF ESPP following the Agreement Date; and (iv) subject to the consummation of the Merger, each TWOLF ESPP shall terminate, effective immediately prior to the Effective Time.

(v)    Holdco Actions. Not later than the Closing Date, Holdco shall deliver to the holders of TWOLF Options, TWOLF RSUs and TWOLF Restricted Shares any required notices setting forth the effect of the Mergers on such holders’ rights and describing the treatment of such awards in accordance with this Section 3.2(b).

(vi)    Further Actions. Prior to the Effective Time, the TWOLF Board (or, if appropriate, any committee thereof administering any TWOLF Stock Plan or the TWOLF ESPPs) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.2, including making any determinations and/or resolutions of the TWOLF Board or a committee thereof or any administrator of a TWOLF Stock Plan or TWOLF ESPP as may be necessary and delivering any required notices. TWOLF shall provide XRAY with documentation evidencing the completion of the foregoing actions not later than the Business Day preceding the Effective Time.

Section 3.3    Exchange of Shares and Certificates.

(a)    Exchange Agent. Prior to the Effective Time, XRAY and TWOLF shall mutually designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Effective Time, Holdco shall, and TWOLF and XRAY shall cause Holdco to, deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of TWOLF Common Stock and the holders of shares of XRAY Common Stock evidence of shares of Holdco Common Stock representing the aggregate amount of shares of Holdco Common Stock sufficient to deliver the Merger Consideration (such shares, together any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (an “XRAY Certificate”) or book-entry share (an “XRAY Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of XRAY Common Stock, as applicable, and to each holder of record of a certificate (a “TWOLF Certificate” and, together with an XRAY Certificate, a “Certificate”) or book-entry share (a “TWOLF Book-Entry Share” and, together with an XRAY Book-Entry Share, a “Book-Entry Share,”) that immediately prior to the Effective Time represented outstanding shares of TWOLF Common Stock, as applicable, whose shares were converted into the right to receive the applicable Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Holdco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and

Book-Entry Shares in exchange for the applicable Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Holdco, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole shares of Holdco Common Stock and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the applicable Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of Holdco Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.3(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of Holdco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 3.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

(d)    No Further Ownership Rights in XRAY Common Stock and TWOLF Common Stock. All shares of Holdco Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of XRAY Common Stock or TWOLF Common Stock, as applicable, theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of Holdco to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by XRAY or TWOLF, as applicable, on such shares of XRAY Common Stock or TWOLF Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the XRAY Surviving Corporation of the shares of XRAY Common Stock, or the TWOLF Surviving Corporation of the shares of TWOLF Common Stock, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Holdco or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

(e)    Fractional Shares.

(i)    No certificates representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdco.

(ii)    Notwithstanding any other provision of this Agreement, each holder of shares of TWOLF Common Stock converted pursuant to either Merger who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Holdco Common Stock delivered to the Exchange Agent by Holdco for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of Holdco Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein.

(iii)    The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.3(e).

(f)    Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Holdco, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Holdco for payment of their claim for any shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock and any dividends or distributions with respect to Holdco Common Stock.

(g)    No Liability. None of XRAY, TWOLF, Holdco, XRAY Merger Sub, the XRAY Surviving Corporation, TWOLF Merger Sub, the TWOLF Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock or any dividends or distributions with respect to Holdco Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interests of any person previously entitled thereto.

(h)    Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco, provided, that no losses on such investments shall affect the cash payable to former holders of shares of XRAY Common Stock or shares of TWOLF Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Holdco.

(i)    Withholding Rights. Each of Holdco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Holdco or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of XRAY Common Stock or shares of TWOLF Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.4    Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of XRAY Common Stock or TWOLF Common Stock are changed into a different number of shares in accordance with Section 6.2 by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the XRAY Exchange Ratio and the TWOLF Exchange Ratio and related provisions, without duplication, shall be appropriately adjusted to proportionately reflect such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction and to provide to the holders of XRAY Common Stock and TWOLF Common Stock or XRAY Equity Awards and TWOLF Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction.

Section 3.5    Further Assurances. At and after the Effective Time, the officers and directors or managers, as applicable, of Holdco, TWOLF Surviving Corporation and XRAY Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of XRAY or TWOLF, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Holdco, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TWOLF

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by TWOLF and the TWOLF Subsidiaries with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2017 and prior to the Agreement Date (but without giving effect to any amendment to any such document filed on or after the Agreement Date), other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward-Looking Statements” (in each case, each, an “Available TWOLF SEC Document”) (it being understood that this clause (i) shall not be applicable to Section 4.2) or (ii) the TWOLF Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform XRAY that it relates to such other sections) delivered by TWOLF to XRAY on the Agreement Date (the “TWOLF Disclosure Schedule”), TWOLF hereby represents and warrants to XRAY as follows:

Section 4.1    Organization.

(a)    Each of TWOLF and the Subsidiaries of TWOLF (the “TWOLF Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized and validly existing. Except as would not have a Material Adverse Effect on TWOLF, each of TWOLF and the TWOLF Subsidiaries is duly qualified and/or licensed to do business as a foreign corporation, limited liability company or limited partnership, and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the leasing of properties makes such qualification or licensing necessary.

(b)    Each of TWOLF and the TWOLF Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (collectively, the “Permits”) and has made all filings required under applicable Law necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits or filings, the lack of which, would not reasonably be expected to have a Material Adverse Effect on TWOLF. Except as would not have a Material Adverse Effect on TWOLF, since January 1, 2017, neither TWOLF nor any of the TWOLF Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and each such Permit has been validly issued or obtained and is in full force and effect.

(c)    The copies of the composite Restated Certificate of Incorporation, as amended, and composite Amended and Restated By-laws, as amended, of TWOLF which are incorporated by reference as exhibits to TWOLF’s Current Reports on Form 8-K filed on September 7, 2016 and April 9, 2016 and TWOLF’s Current Reports on Form 8-K filed on May 23, 2019 respectively (the “TWOLF Charter Documents”), are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. For each Significant Subsidiary, TWOLF has made available to XRAY true and correct copies of the articles of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to the Agreement Date.

(d)    Neither TWOLF nor any TWOLF Subsidiary is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.

Section 4.2    Capitalization.

(a)    The authorized capital stock of TWOLF consists of (i) 250,000,000 shares of TWOLF Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“TWOLF Preferred Stock”). As of the close of business on December 16, 2019 (the “TWOLF Capitalization Date”): (A) 126,666,160 shares of TWOLF Common Stock were issued and outstanding (including 174,601 TWOLF Restricted Shares); (B) no shares of TWOLF Preferred Stock were issued or outstanding; (C) 2,549,784 shares of TWOLF Common Stock were held by TWOLF in its treasury; (D) there were outstanding TWOLF Options to purchase 522,809 shares of TWOLF Common Stock, whether or not presently exercisable; (E) 6,511,672 shares of TWOLF Common Stock were subject to issuance pursuant to outstanding TWOLF RSUs; (F) 3,315,021 shares of TWOLF Common Stock were reserved for future issuance under the TWOLF ESPPs; and (G) 10,784,932 shares of TWOLF Common Stock were reserved for future issuance under the TWOLF Stock Plans. Such issued and outstanding shares of TWOLF Common Stock have been, and all shares that may be issued pursuant to any TWOLF Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. Since the TWOLF Capitalization Date, TWOLF has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. TWOLF has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of TWOLF of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of TWOLF. Other than the TWOLF Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of TWOLF having the right to vote (or, other than the outstanding TWOLF Equity Awards or rights under the TWOLF ESPPs, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of TWOLF may vote. Neither TWOLF nor any TWOLF Subsidiary is a party to any voting agreement with respect to any TWOLF securities or securities of any wholly owned TWOLF Subsidiary.

(b)    Except as set forth in Section 4.2(a), (i) as of TWOLF Capitalization Date, no shares of capital stock or other voting securities of TWOLF are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, equity or equity-based compensation, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which TWOLF or any of the TWOLF Subsidiaries is a party or by which any of them is bound obligating TWOLF or any of the TWOLF Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of TWOLF or of any of the TWOLF Subsidiaries or obligating TWOLF or any of the TWOLF Subsidiaries to issue, grant, extend or enter into any such security, option, equity or equity-based compensation, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 4.3    Authorization; No Conflict.

(a)    TWOLF has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to receipt of the TWOLF Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, including the Transactions, and no other corporate proceedings on the part of TWOLF or any of the TWOLF Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the performance by TWOLF of its obligations hereunder. The execution and delivery of this Agreement by TWOLF, the performance by TWOLF of its obligations hereunder and the consummation by TWOLF of the Transactions have been duly authorized by the TWOLF Board. This Agreement has been duly executed and delivered by TWOLF and assuming due execution and delivery by XRAY constitutes a valid and binding obligation of TWOLF, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)    The TWOLF Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Transactions, (ii) determining that the terms of the TWOLF Merger and the other Transactions are fair to and in the best interests of TWOLF and its stockholders, (iii) recommending that the holders of TWOLF Common Stock adopt this Agreement and approve the TWOLF Merger; and (iv) declaring that this Agreement and the Transactions are advisable. Except for the TWOLF Stockholder Approval and the filing of the TWOLF Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of TWOLF are necessary to authorize the consummation of the Transactions.

(c)    Neither the execution, delivery or performance of this Agreement by TWOLF nor the consummation by TWOLF of the Transactions nor compliance by TWOLF with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or by-laws or other similar organizational documents of TWOLF or any of the TWOLF Subsidiaries, (ii) require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by TWOLF under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by TWOLF or any of the TWOLF Subsidiaries pursuant to the terms, conditions or provisions of, any TWOLF Material Contract or TWOLF Real Property Lease to which TWOLF or any TWOLF Subsidiary is a party, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d), violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to TWOLF or any of the TWOLF Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults that, or consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to make or obtain, would not reasonably be expected to be have a Material Adverse Effect on TWOLF.

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Body”) is necessary to be obtained or made by TWOLF or any TWOLF Subsidiary in connection with TWOLF’s execution, delivery and performance of this Agreement or the consummation by TWOLF of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the TWOLF Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and other applicable Antitrust Laws of any jurisdiction, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Joint Proxy Statement/Prospectus and effectiveness of the Registration Statement, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with the “blue sky” laws of various states, and (vi) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between TWOLF or any TWOLF Subsidiary and a Governmental Body entered into in the ordinary course with respect to the TWOLF Products, and except where the failure to obtain or take such action would not reasonably be expected to have a Material Adverse Effect on TWOLF.

(e)    Assuming the accuracy of the representations and warranties of XRAY in Article V, the only vote of holders of any class or series of capital stock of TWOLF necessary to adopt this Agreement and to approve the TWOLF Merger is the adoption of this Agreement by the holders of a majority of the shares of TWOLF Common Stock outstanding and entitled to vote thereon (the “TWOLF Stockholder Approval”). The affirmative vote of the holders of TWOLF Common Stock is not necessary to consummate any Transactions other than the TWOLF Merger.

Section 4.4    Subsidiaries.

(a)    The TWOLF Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the TWOLF Disclosure Schedule.

(b)    All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each TWOLF Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by TWOLF or by a TWOLF Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any TWOLF Subsidiary. There are no agreements requiring TWOLF or any TWOLF Subsidiary to make contributions to the capital of, or lend or advance funds to, any TWOLF Subsidiary. Except for equity interests in the TWOLF Subsidiaries, TWOLF does not own, directly or indirectly, any material capital stock and/or other ownership interest in any Person. There are no outstanding contractual obligations of any TWOLF Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(c)    Neither TWOLF nor any of the TWOLF Subsidiaries owns any interest or investments (whether equity or debt), or any interest or investment convertible into or exchangeable for any such interest or investment, in any corporation, partnership, joint venture, trust or other entity, other than a TWOLF Subsidiary.

(d)    Neither TWOLF nor any of the TWOLF Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to TWOLF or any of the TWOLF Subsidiaries).

(e)    Neither TWOLF nor any of the TWOLF Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among TWOLF and any of the TWOLF Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving TWOLF or any of the TWOLF Subsidiaries in TWOLF’s or such TWOLF Subsidiary’s financial statements.

Section 4.5    SEC Reports and Financial Statements; No Undisclosed Liabilities.

(a)    Since December 31, 2017, TWOLF has timely filed or furnished with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto and any documents filed or furnished during such period by TWOLF to the SEC on a voluntary basis, and including any amendments thereto, the “TWOLF SEC Reports”) required to be filed or furnished by TWOLF with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the TWOLF SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such TWOLF SEC Reports, and none of the TWOLF SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by TWOLF to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the Agreement Date, there are no outstanding or unresolved written comments from the SEC with respect to the TWOLF SEC Reports. None of the TWOLF Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. As of the Agreement Date, to the Knowledge of TWOLF, none of the TWOLF SEC Reports filed on or prior to the Agreement Date is the subject of ongoing SEC review.

(b)    Each of the financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “TWOLF Financial Statements”) of TWOLF contained in the TWOLF SEC Reports, as of their respective dates of filing with the SEC (or, if such TWOLF SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of TWOLF and the TWOLF Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such TWOLF Financial Statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, and except that the unaudited TWOLF Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).

(c)    Neither TWOLF nor any of the TWOLF Subsidiaries has, since the date of the most recent consolidated balance sheet of TWOLF included in the TWOLF SEC Reports, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of TWOLF and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of TWOLF and its consolidated Subsidiaries included in the TWOLF’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 or in the notes thereto (the “TWOLF Balance Sheet”), except for (i) liabilities or obligations disclosed and provided for in the TWOLF Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the TWOLF Balance Sheet, (iii) liabilities or obligations arising under Contracts to which TWOLF or the TWOLF Subsidiaries are a party (other than due to any breach thereof), (iv) liabilities and obligations incurred in connection with the TWOLF Merger or otherwise as contemplated or permitted by this Agreement, (v) liabilities owed by one wholly owned TWOLF Subsidiary to another wholly owned TWOLF Subsidiary or liabilities owed by TWOLF to any wholly owned TWOLF Subsidiary, (vi) liabilities and obligations that would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, or (vii) liabilities or obligations listed on Section 4.5(c) of the TWOLF Disclosure Schedule.

(d)    Since January 1, 2017, there has been no change in TWOLF’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the TWOLF Financial Statements, except as described in the TWOLF SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the TWOLF Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(e)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the TWOLF SEC Reports filed since January 1, 2017, the principal executive officer and principal financial officer of TWOLF (or each former principal executive officer and each former principal financial officer of TWOLF) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates (except for such certifications contained in a TWOLF SEC Report that was subsequently amended prior to the Agreement Date).

(f)    Except as permitted by the SEC with respect to newly acquired businesses (as defined in Article 11-01(d) of Regulation S-X), TWOLF’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of TWOLF’s assets that would materially affect TWOLF’s financial statements.

(g)    TWOLF’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and nonfinancial) required to be disclosed by TWOLF in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to TWOLF’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of TWOLF required under the Exchange Act with respect to such reports. Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, TWOLF has disclosed, based on its most recent evaluation prior to the Agreement Date, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(h)    TWOLF is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act, TWOLF has not made any prohibited loans to any executive officer of TWOLF (as defined in Rule 3b-7 under the Exchange Act) or director of TWOLF. There are no outstanding loans or other extensions of credit made by TWOLF to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of TWOLF.

Section 4.6    Absence of Certain Changes

(a)    Since September 30, 2019 (i) TWOLF and the TWOLF Subsidiaries have conducted their business in the ordinary course of business, and (ii) there has not been or occurred any Effect that has had or would reasonably be expected to have a Material Adverse Effect on TWOLF.

(b)    Since September 30, 2019 through the Agreement Date, neither TWOLF nor any TWOLF Subsidiary has taken any action that would, if taken after the Agreement Date, be prohibited by sub-clause (a), (c), (d), (e), (f), (j), (l), (m), (n), (p), (r), (s), (t) or (u) (but solely to the extent it relates to the foregoing subclauses) of Section 6.2.

Section 4.7    Litigation. Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, as of the Agreement Date: (a) there are no Legal Proceedings pending or, to the Knowledge of TWOLF, threatened against TWOLF or any of the TWOLF Subsidiaries; (b) there are no Judgments of any Governmental Body or arbitrator outstanding against TWOLF or any of the TWOLF Subsidiaries; and (c) there are no investigations by any Governmental Body pending or, to the Knowledge of TWOLF, threatened against TWOLF or any of the TWOLF Subsidiaries.

Section 4.8    Information Supplied. Each document required to be filed by TWOLF with the SEC or required to be distributed or otherwise disseminated to TWOLF’s stockholders in connection with the Transactions, including the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by TWOLF specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, will, at the date it is disseminated or, as applicable, first mailed to the holders of TWOLF Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by TWOLF with respect to statements made or incorporated by reference therein based on information supplied by XRAY in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.9    Broker’s or Finder’s Fees. Except for LionTree Advisors LLC (the “TWOLF Financial Advisor”), no agent, broker, Person or firm acting on behalf of TWOLF or any TWOLF Subsidiary or under TWOLF’s or any TWOLF Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.10    Employee Plans.

(a)    Section 4.10(a) of the TWOLF Disclosure Schedule sets forth a complete and correct list of each material TWOLF Plan.

(b)    TWOLF has made available to XRAY or its counsel accurate and complete copies of the TWOLF Stock Plans and TWOLF ESPPs and the forms of stock option and restricted stock unit agreements and corresponding grant notices evidencing the TWOLF Equity Awards, and other than differences with respect to the number of shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no stock option agreement or restricted stock unit agreement or corresponding grant notice contains material terms that are in addition to, or inconsistent with, such forms. Section 4.10(b) of the TWOLF Disclosure Schedule sets forth, as of the close of business on the TWOLF Capitalization Date, each outstanding TWOLF Equity Award and to the extent applicable, the name of the holder thereof, the number of shares of TWOLF Common Stock issuable thereunder (including target and maximum numbers for TWOLF Equity Awards subject to performance based vesting), the expiration date, the grant date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the TWOLF Stock Plan pursuant to which the award was made. The TWOLF Stock Plans are the only plans or programs TWOLF or any of the TWOLF Subsidiaries has maintained under which stock options, restricted shares, restricted share units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Each grant of TWOLF Equity Awards was made in accordance with the terms of the applicable TWOLF Stock Plan, the rules and regulations of NASDAQ (the “NASDAQ Rules”) and all applicable Laws.

(c)    TWOLF has made available to XRAY a true, correct and complete copy of: (i) with respect to each TWOLF Plan, each written TWOLF Plan and all amendments thereto and, with respect to any unwritten TWOLF Plan, a written description of the material provisions thereof, and (ii) with respect to each TWOLF Employee Benefit Plan, (A) each current trust agreement, insurance contract or policy, group annuity contract or any other funding arrangement; (B) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (C) the most recent actuarial report, financial report or valuation report; (D) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (E) the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (F) all material notices given to such TWOLF Employee Benefit Plan, TWOLF, or any TWOLF ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Body relating to such TWOLF Employee Benefit Plan.

(d)    Each TWOLF Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, may rely on a favorable advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Knowledge of TWOLF, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such TWOLF Employee Benefit Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

(e)    Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, (i) each TWOLF Plan has been established, operated, maintained and administered in accordance with its provisions and in compliance with all applicable Laws, including ERISA and the Code; (ii) all payments and contributions required to be made under the terms of any TWOLF Plan and applicable Law have been timely made or the amount of such payment or contribution obligation has been reflected in the Available TWOLF SEC Documents which are publicly available prior to the Agreement Date; (iii) none of TWOLF or any TWOLF Subsidiary or, to the Knowledge of TWOLF, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), with respect to any TWOLF Plan that would result in the imposition of any liability to TWOLF or any TWOLF Subsidiary; and (iv) there are no pending or, to the Knowledge of TWOLF, threatened suits, actions, disputes, audits, investigations or claims with respect to any TWOLF Plan by or on behalf of any participant in any such TWOLF Plan, or otherwise involving any such TWOLF Plan or the assets of any TWOLF Plan, other than routine claims for benefits.

(f)    No TWOLF Plan provides for a “gross-up,” reimbursement or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(g)    Each TWOLF Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(h)    No TWOLF Employee Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. During the immediately preceding six years, (i) no liability under Section 302 or Title IV of ERISA has been incurred by TWOLF, any TWOLF Subsidiary or any TWOLF ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to TWOLF, any TWOLF Subsidiary or any TWOLF ERISA Affiliate of incurring any such liability; and (ii) no event has occurred and there currently exists no condition or circumstances that would subject TWOLF or any TWOLF Subsidiary to any Controlled Group Liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is not a TWOLF Employee Benefit Plan.

(i)    None of TWOLF, any TWOLF Subsidiary or any TWOLF ERISA Affiliate has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(j)    No TWOLF Plan provides health, life or other welfare benefits to current or former employees of TWOLF or any TWOLF Subsidiary after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B) of the Code).

(k)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee or other individual service provider of TWOLF or any TWOLF Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) under any TWOLF Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by TWOLF or any TWOLF Subsidiary under any TWOLF Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any TWOLF Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of TWOLF or any TWOLF Subsidiary; or (v) limit or restrict the right of TWOLF, any TWOLF Subsidiary, the Surviving Corporations or XRAY to merge, amend or terminate any TWOLF Plan.

(l)    Neither TWOLF nor any TWOLF Subsidiary has any plan or commitment, whether legally binding or not, to create any additional employee benefit or compensation plan, program, policy, practice, agreement or arrangement which, once created, would come within the definition of a TWOLF Plan or modify or change any existing TWOLF Plan that would affect any TWOLF Employee.

(m)    Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, each Foreign Plan (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance in all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of TWOLF, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law; and (v) is not subject to any pending or, to the Knowledge of TWOLF, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

(n)    Neither TWOLF nor any TWOLF Subsidiary in the United Kingdom has ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993. No TWOLF Employee has previously transferred to either TWOLF or any TWOLF Subsidiary in the United Kingdom pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended), who prior to such transfer participated in a defined benefit pension scheme.

Section 4.11    Opinion of TWOLF Financial Advisor. The TWOLF Board has received from the TWOLF Financial Advisor a written opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the TWOLF Exchange Ratio is fair, from a financial point of view, to the holders of TWOLF Common Stock (other than XRAY and its Affiliates). A true, correct and complete copy of such opinion was, or immediately after the execution and delivery of this Agreement will be, delivered to XRAY on a non-reliance basis for informational purposes only. TWOLF has been authorized by the TWOLF Financial Advisor to permit the inclusion of such opinion in the Joint Proxy Statement/Prospectus.

Section 4.12    Taxes.

(a)    Each of TWOLF and the TWOLF Subsidiaries has timely filed all income Tax Returns and other material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects.

(b)    All material Taxes of each of TWOLF and the TWOLF Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid in full and TWOLF and each TWOLF Subsidiary have made adequate provision (or adequate provision has been made on their behalf) for all accrued material Taxes not yet due. None of TWOLF and the TWOLF Subsidiaries have incurred any material liability for Taxes since the date of the most recent TWOLF Financial Statements other than in the ordinary course of business.

(c)    No deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against TWOLF or any of the TWOLF Subsidiaries that remains unpaid.

(d)    There are no Liens on any of the assets, rights or properties of TWOLF or any TWOLF Subsidiary with respect to Taxes, other than Permitted Liens.

(e)    There is no claim, audit, action, suit, proceeding, examination, investigation or other administrative or judicial proceeding ongoing or currently pending or, to the Knowledge of TWOLF threatened against or with respect to TWOLF or any TWOLF Subsidiary in respect of any material Tax or material Tax asset.

(f)    There are no waivers or extension of any statute of limitations currently in effect with respect to material Taxes of any of TWOLF or the TWOLF Subsidiaries other than pursuant to extensions of the due date to file a Tax Return obtained in the ordinary course of business.

(g)    No written claim has ever been made by a Governmental Body in a jurisdiction where TWOLF or any TWOLF Subsidiary does not file Tax Returns that TWOLF or any TWOLF Subsidiary is or may be subject to taxation by such jurisdiction.

(h)    All material Taxes required to be withheld or collected by TWOLF or a TWOLF Subsidiary have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Body.

(i)    Neither TWOLF nor any TWOLF Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    None of TWOLF and the TWOLF Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(k)    None of TWOLF and the TWOLF Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the XRAY Merger or the TWOLF Merger from qualifying as (i) a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, (ii) a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code.

(l)    Neither TWOLF nor any TWOLF Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(m)    Neither TWOLF nor any TWOLF Subsidiary is a party to any material Tax sharing agreement, Tax indemnity obligation or similar agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), or any advance pricing agreement, closing agreement or other material agreement relating to Taxes entered into with any Tax authority.

(n)    Neither TWOLF nor any TWOLF Subsidiary (i) has been a member of (A) an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated Federal income Tax Return or (B) any consolidated, combined, unitary or similar group for purposes of filing any other Tax Return or paying Taxes, in each case, other than a group the common parent of which was TWOLF or a TWOLF Subsidiary) or (ii) has any material liability for the Taxes of any other Person (other than any of TWOLF and the TWOLF Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor.

(o)    No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any of TWOLF and the TWOLF Subsidiaries as an association, partnership or disregarded entity.

Section 4.13    Environmental Matters.

(a)    Except for such matters that have not resulted in and would not reasonably be expected to result in any liability that is material to TWOLF and the TWOLF Subsidiaries, taken as a whole:

(i)    TWOLF and the TWOLF Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the Knowledge of TWOLF, threatened demands, claims, information requests or notices of noncompliance, violation or liability or potential liability regarding TWOLF or any TWOLF Subsidiary, or any person for whom they may have legal or contractual responsibility, relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other response, action, or compliance under, any Environmental Law.

(ii)    To the Knowledge of TWOLF, there are no circumstances that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws for TWOLF or any TWOLF Subsidiary or any Person for whom they may have legal or contractual responsibility.

(iii)    All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of TWOLF’s and the TWOLF Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by TWOLF or any TWOLF Subsidiary have been duly obtained or filed, are currently in effect, and TWOLF and the TWOLF Subsidiaries are in material compliance with the terms and conditions of all such permits, notices, approvals and authorizations, and, to TWOLF’s Knowledge, there are no circumstances that would reasonably be expected to prevent such material compliance in the future.

(iv)    TWOLF has provided to XRAY all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to TWOLF regarding environmental matters pertaining to, or the environmental condition of, the business of TWOLF, or the compliance (or noncompliance) by TWOLF with any Environmental Laws.

(b)    As used in this Agreement, “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law relating to or imposing liability or standards of conduct for protection of the environment or human health and safety.

Section 4.14    Compliance with Laws.

(a)    TWOLF and the TWOLF Subsidiaries (i) are, and have at all times since December 31, 2017, been in compliance with all Laws applicable to TWOLF or the TWOLF Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing and (ii) since December 31, 2017, have not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, in each case, except for any such violation that is not, and would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole.

(b)    TWOLF and each of the TWOLF Subsidiaries are, and have at all times since December 31, 2017 been, in compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to their export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of TWOLF, threatened claims or investigations by any Governmental Body of potential violations against TWOLF or any of its Subsidiaries with respect to export activity or licenses or other related approvals.

(c)    Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, none of TWOLF, any TWOLF Subsidiary or any director, officer, employee, or, to the Knowledge of TWOLF, any agent acting on behalf of TWOLF or any TWOLF Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other applicable anti-bribery/corruption legislation promulgated by any Governmental Body.

Section 4.15    Intellectual Property.

(a)    To the Knowledge of TWOLF, TWOLF or one of the TWOLF Subsidiaries owns all material TWOLF Intellectual Property. Except as would not reasonably be expected to be material, to TWOLF and the

TWOLF Subsidiaries, taken as a whole, (i) each item of Registered Intellectual Property owned or purported to be owned by TWOLF or any TWOLF Subsidiary (“TWOLF Registered Intellectual Property”) (other than applications for TWOLF Registered Intellectual Property and items that have expired or have been abandoned, allowed to lapse, rejected, terminated, withdrawn or canceled) is subsisting, and to the Knowledge of TWOLF, is valid and enforceable, and (ii) all TWOLF Registered Intellectual Property is free and clear of all Liens other than Permitted Liens.

(b)    To the Knowledge of TWOLF, there are no Legal Proceedings pending before any court, arbiter, or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which TWOLF or any TWOLF Subsidiary is a party and in which claims are or were raised relating to the validity, enforceability, scope, essentiality or ownership of any of the TWOLF Intellectual Property, other than in the ordinary course of Patent and Trademark prosecution or any inter partes review, post-grant review, or other adversarial proceeding before any Patent authority. Neither TWOLF nor any of the TWOLF Subsidiaries have received any written or, to the Knowledge of TWOLF, oral notice, threat, or assertion of a third-party claim or suit in the two (2) years prior to the Agreement Date challenging, the validity, enforceability, scope, essentiality or ownership of any material TWOLF Intellectual Property, except in connection with licensing presentations by TWOLF or any TWOLF Subsidiaries to third parties in the ordinary course of business.

(c)    No third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right, or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Intellectual Property Right that is TWOLF Intellectual Property, except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole.

(d)    Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, to the Knowledge of TWOLF, neither the TWOLF Products nor the past or current operations of TWOLF or the TWOLF Subsidiaries have, since December 31, 2017, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person. Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, to the Knowledge of TWOLF, there is no current unresolved Legal Proceeding that has been filed against TWOLF or any TWOLF Subsidiary by, and none of TWOLF or any TWOLF Subsidiary has received written notice from, any third party in the two (2) years prior to the Agreement Date in which it is alleged that any TWOLF Product or the operation of the business of TWOLF or any TWOLF Subsidiary infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party, other than in the ordinary course of Patent and Trademark prosecution or any inter partes review, post-grant review, or other adversarial proceeding before any Patent authority, and not required to be specifically disclosed in the Available TWOLF SEC Documents.

(e)    TWOLF and the TWOLF Subsidiaries have a practice requiring each employee, individual consultant and individual independent contractor involved in the creation of material Intellectual Property Rights for any of them to execute a proprietary information, confidentiality and invention assignment agreement substantially in the forms provided to XRAY.

(f)    Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, the consummation of this Agreement or the Closing of the transactions contemplated hereby will not trigger a contractual obligation to release any material Source Code, in each case owned by TWOLF or any TWOLF Subsidiary, to any third party.

(g)    Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, neither TWOLF nor any TWOLF Subsidiary is a party to any Contract which, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by TWOLF or any TWOLF Subsidiary. Neither TWOLF nor any TWOLF Subsidiary is a party to any Contract which, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by XRAY or any XRAY Subsidiary other than to the extent such Patent rights are limited to TWOLF Products.

(h)    Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, neither TWOLF nor any TWOLF Subsidiary has, to the Knowledge of TWOLF (i) taken any action that rendered any material Source Code or Intellectual Property Rights, in each case owned by TWOLF or any TWOLF Subsidiary, subject to any Open Source License that requires TWOLF or any TWOLF Subsidiary to deliver any such TWOLF or TWOLF Subsidiary owned Source Code to any third party, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License.

(i)    Except as would not reasonably be expected to have a Material Adverse Effect on TWOLF, to the Knowledge of TWOLF, no TWOLF Product sold or distributed by TWOLF or any TWOLF Subsidiary in the past three (3) years contained at the time of such sale or distribution any undisclosed or unintended disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that are intended to (i) enable or assist any person to access without authorization or disable or erase the TWOLF Products, or (ii) otherwise significantly adversely affect the functionality of the TWOLF Products.

(j)    To the Knowledge of TWOLF, no funding, facilities or resources of any government, university, college, other educational institution, or multi-national, bi-national or international non-profit organization or research center were used in the development of any material TWOLF Products or material TWOLF Intellectual Property.

(k)    Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, TWOLF is in compliance with (i) its posted privacy rules, policies and procedures; and (ii) the applicable Privacy Laws relating to Personal Data collected by TWOLF or the TWOLF Subsidiaries.

(l)    Except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole, TWOLF has commercially reasonable security measures in place designed to protect Personal Data it receives from unauthorized access, use, modification, disclosure or other misuse.

(m)    To the Knowledge of TWOLF, in the two (2) years prior to the Agreement Date, there has been no loss, theft or misuse of Personal Data held or controlled by TWOLF or the TWOLF Subsidiaries, in each case, except as would not reasonably be expected to be material to TWOLF and the TWOLF Subsidiaries, taken as a whole.

(n)    To the Knowledge of TWOLF, in the past two (2) years prior to the Agreement Date, TWOLF has not been the subject of investigation by any state, federal, or foreign jurisdiction regarding its access, use and disclosure of Personal Data.

(o)    In the two (2) years prior to the Agreement Date, TWOLF has not received any written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority with respect to TWOLF’s collection, processing, use, storage, security or disclosure of Personal Data, alleging that any of these activities are a material violation of any Privacy Law.

Section 4.16    Employment Matters.

(a)    Neither TWOLF nor any TWOLF Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other labor-related agreement or arrangement with a labor or trade union, labor organization or works council (collectively, “Collective Bargaining Agreement”), nor is any Collective Bargaining Agreement presently being negotiated, nor, to the Knowledge of TWOLF, are there any TWOLF Employees represented by a labor or trade union, labor organization or works council and since December 31, 2017 neither TWOLF nor any TWOLF Subsidiary has received a request for recognition of the same. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of TWOLF, threatened in writing by or with respect to any of the TWOLF Employees. There has not since December 31, 2014 been any, and as of the Agreement Date, there is no pending or, to the Knowledge of TWOLF, threatened, labor strike, material dispute, walkout, work stoppage, slow-down or lockout involving TWOLF or any of the TWOLF Subsidiaries.

(b)    To the Knowledge of TWOLF, no Key Employee has materially breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) any of TWOLF or its Subsidiaries or (ii) a former employer of any such individual relating to (A) the right of any such individual to be employed or engaged by TWOLF or its Subsidiaries or (B) the use or disclosure of confidential information in connection with such individual’s employment with TWOLF or its Subsidiaries.

Section 4.17    Insurance. TWOLF and the TWOLF Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to be material, individually or in the aggregate, to TWOLF and the TWOLF Subsidiaries, taken as a whole, (i) all material insurance policies of TWOLF and the TWOLF Subsidiaries are in full force and effect, (ii) since December 31, 2017, no written notice of default or termination has been received by TWOLF or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid as of the Agreement Date.

Section 4.18    TWOLF Material Contracts.

(a)    Except for this Agreement, none of TWOLF or any of the TWOLF Subsidiaries is a party to or bound by (other than the TWOLF Real Property Leases, each, a “TWOLF Material Contract”):

(i)    any Contract that would be required to be filed by TWOLF as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than any such “material contract” that has been filed with any Available TWOLF SEC Document;

(ii)    any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the TWOLF SEC Reports but has not been disclosed;

(iii)    any Contract that is or creates a partnership or joint venture with any other Person or that relates to the formation, operation, management or control of any such partnership or joint venture;

(iv)    any Contract (A) relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $10,000,000 (other than agreements between TWOLF and any TWOLF Subsidiary or between TWOLF Subsidiaries), (B) that materially restricts TWOLF’s ability to incur Indebtedness or guarantee the Indebtedness of others, (C) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of TWOLF or the TWOLF Subsidiaries that is material to TWOLF and the TWOLF Subsidiaries, taken as a whole, (D) that is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes or (E) under which any Person is guaranteeing any material liabilities or obligations of TWOLF or any of the TWOLF Subsidiaries;

(v)    any TWOLF Employee Agreement pursuant to which the applicable TWOLF Employee receives or is entitled to receive annual aggregate base compensation of $400,000 or more;

(vi)    any Contract that (A) contains any provisions materially restricting the right of TWOLF or any of the TWOLF Subsidiaries to engage in any line of business, compete or transact in any business or with any Person or in any geographic area; (B) grants to any third party any exclusive rights with respect to any TWOLF Intellectual Property that is material to TWOLF and the TWOLF Subsidiaries, taken as a whole; or (C) contains any “most favored nation” or similar provisions in favor of the other party, except in each case for any such Contract that may be cancelled without penalty by TWOLF or any TWOLF Subsidiary upon notice of sixty (60) days or less;

(vii)    any Contract pursuant to which TWOLF or any TWOLF Subsidiary made payments or expects to make payments in excess of $2,000,000 in the aggregate in fiscal year 2018 or 2019;

(viii)    any Contract pursuant to which TWOLF or any TWOLF Subsidiary received payments or expects to receive payments in excess of $20,000,000 in the aggregate in fiscal year 2018 or 2019; and

(ix)    any Contract with any Governmental Body (including any settlement, conciliation or similar Contract), or for the purpose of fulfilling a Contract or order from any Governmental Body as the ultimate customer.

(b)    Except as would not reasonably be expected to be material, to TWOLF and the TWOLF Subsidiaries, taken as a whole, (i) each of the TWOLF Material Contracts is a valid and binding obligation of TWOLF and each TWOLF Subsidiary party thereto, and enforceable against TWOLF and the TWOLF Subsidiaries and, to the Knowledge of TWOLF, each other party thereto in accordance with its terms, and is in full force and effect; (ii) TWOLF or the TWOLF Subsidiaries, on the one hand, and, to the Knowledge of TWOLF, each other party to each TWOLF Material Contract, on the other hand, have performed all material obligations required to be performed by it under such TWOLF Material Contract, and, to the Knowledge of TWOLF, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any TWOLF Material Contract, or (C) give any Person the right to cancel, terminate or modify any TWOLF Material Contract, and (ii) as of the Agreement Date, neither TWOLF nor any of the TWOLF Subsidiaries has received written notice, or otherwise has Knowledge, (A) that any other party to any TWOLF Material Contract intends to terminate any TWOLF Material Contract, or (B)  of any material dispute related to any TWOLF Material Contract.

Section 4.19     Properties.

(a)    Neither TWOLF nor any TWOLF Subsidiary owns any TWOLF Owned Real Property or is a party to a Contract or other agreement to purchase or otherwise acquire any interest in fee in any real property.

(b)    The leasehold or subleasehold estates or other license or occupancy agreements (whether written or oral), and all amendments or modifications thereto (collectively, the “TWOLF Real Property Leases”) held by TWOLF or any TWOLF Subsidiary as of the Agreement Date (collectively, the “TWOLF Leased Real Property”) are in full force and effect, and TWOLF or a TWOLF Subsidiary holds a valid and existing leasehold interest in all of the TWOLF Leased Real Property, free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to interfere in any material respects with the current use and operation of the TWOLF Leased Real Property by TWOLF and the TWOLF Subsidiaries. All parties to each TWOLF Real Property Lease are in material compliance with the terms thereof and there are no material defaults thereunder or events, which with the passage of time or notice, or both, would constitute a default. TWOLF has made available to XRAY complete and accurate copies of each of the TWOLF Real Property Leases for which annual rental payments made by TWOLF or its Subsidiaries during the twelve (12) month period ended September 30, 2019 are greater than $2,500,000.

(c)    Except as would not reasonably be expected to have a Material Adverse Effect on TWOLF, with respect to each TWOLF Leased Real Property: (i) neither TWOLF nor any of the TWOLF Subsidiaries has received written notice of any pending or threatened eminent domain, condemnation, or similar taking proceedings; (ii) neither TWOLF nor any of the TWOLF Subsidiaries has received any written notice that would reasonably be likely to cause either TWOLF or any of the TWOLF Subsidiaries to materially curtail its operations at such property, or that would reasonably be expected to materially impair such operations; (iii) to the Knowledge of TWOLF, each TWOLF Leased Real Property is in compliance with all applicable Laws; and (iv) all utilities presently serving the TWOLF Leased Real Property are presently adequate to service the existing normal operations of TWOLF and the TWOLF Subsidiaries.

(d)    Except as would not reasonably be expected to have a Material Adverse Effect on TWOLF, each of TWOLF and the TWOLF Subsidiaries has good and valid title to, or a valid leasehold interest in, as applicable, all tangible personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens.

Section 4.20    Significant Customers. Section 4.20 of the TWOLF Disclosure Schedule sets forth a true and complete list of each customer (including distributors) who was one of the ten (10) largest sources of revenue for TWOLF and the TWOLF Subsidiaries during the fiscal year ended December 31, 2018, based on amounts paid or payable or that would otherwise reasonably be expected to be one of the ten (10) largest sources of revenues for TWOLF and the TWOLF Subsidiaries for the fiscal year ending December 31, 2019 (each, a “TWOLF Significant Customer”). As of the Agreement Date, none of TWOLF nor any of the TWOLF Subsidiaries has any unresolved material dispute with any TWOLF Significant Customer. As of the Agreement Date, to the Knowledge of TWOLF, TWOLF has not received any written notice from any TWOLF Significant Customer that such TWOLF Significant Customer shall not continue as a customer of TWOLF or any of the TWOLF Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with TWOLF or any of the TWOLF Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with TWOLF and the TWOLF Subsidiaries.

Section 4.21    Inapplicability of Anti-takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties of XRAY in Article V, to the Knowledge of TWOLF, there is no takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the TWOLF Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions. As of the Agreement Date, none of such actions by the TWOLF Board have been amended, rescinded, or modified. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Mergers). TWOLF has no stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of TWOLF.

Section 4.22    Holdco and Merger Subs.

(a)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub (A) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (B) the execution and delivery of this Agreement by Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, and the consummation by Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part thereof.

(d)    The execution and delivery of this Agreement by each of Holdco, TWOLF Merger Sub and XRAY Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each of Holdco, TWOLF Merger Sub and XRAY Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, under the applicable New Entity Organizational Documents.

(e)    As of the date hereof, the authorized capital stock of Holdco consists of one thousand (1000) shares of Holdco Common Stock, of which one thousand (1000) shares are issued and outstanding. All of the outstanding shares of Holdco Common Stock have been validly issued, are fully paid and nonassessable and five hundred (500) shares are owned directly by TWOLF free and clear of any Lien. The authorized capital stock of TWOLF Merger Sub consists of one thousand (1000) shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorized capital stock of XRAY Merger Sub consists of one thousand (1000) shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. All shares of Holdco Common Stock issued pursuant to Article I shall be duly authorized and validly issued and free of preemptive rights.

Section 4.23    No Other XRAY Representations or Warranties. TWOLF hereby acknowledges and agrees that: (a) except for the representations and warranties set forth in Article V, neither XRAY, nor any of its Affiliates or Representatives or any other Person, has made or is making, and none of TWOLF and its Affiliates and Representatives has relied upon, any other express or implied representation or warranty with respect to XRAY, or any of its Affiliates or Representatives, or their respective businesses or operations; and (b) none of XRAY or any of its Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to TWOLF or any of its Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to TWOLF or any of its Affiliates or Representatives or any other Person, or the use by TWOLF or any of its Affiliates or Representatives or any other Person, of any information provided or made available to any of them by XRAY or any XRAY Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to TWOLF or any of its Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Mergers or any other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF XRAY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by XRAY and the XRAY Subsidiaries with the SEC since December 31, 2017 and prior to the Agreement Date (but without giving effect to any amendment to any such document filed on or after the Agreement Date), other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward-Looking Statements” (in each case, each, an “Available XRAY SEC Document”) (it being understood that this clause (i) shall not be applicable to Section 5.2) or (ii) the XRAY Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform TWOLF that it relates to such other sections) delivered by XRAY to

TWOLF on the Agreement Date (the “XRAY Disclosure Schedule”), XRAY hereby represents and warrants to TWOLF as follows:

Section 5.1    Organization.

(a)    Each of XRAY and the Subsidiaries of XRAY (the “XRAY Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized and validly existing. Except as would not have a Material Adverse Effect on XRAY, each of XRAY and the XRAY Subsidiaries is duly qualified and/or licensed to do business as a foreign corporation, limited liability company or limited partnership, and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the leasing of properties makes such qualification or licensing necessary.

(b)    Each of XRAY and the XRAY Subsidiaries has all requisite power and authority and possesses all Permits and has made all filings required under applicable Law necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits or filings, the lack of which, would not reasonably be expected to have a Material Adverse Effect on XRAY. Since January 1, 2017, neither XRAY nor any of the XRAY Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and each such Permit has been validly issued or obtained and is in full force and effect except, in each case, as would not reasonably be expected to have a Material Adverse Effect on XRAY.

(c)    The copies of the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of XRAY which are incorporated by reference as exhibits to XRAY’s Current Reports on Form 8-K filed on December 1, 2016 and February 27, 2017 and the XRAY’s Current Reports on Form 8-K filed on December 1, 2016, December 6, 2016, May 3, 2017, July 2, 2018, May 4, 2018 and October 30, 2018, respectively (the “XRAY Charter Documents”), are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. For each Significant Subsidiary, XRAY has made available to TWOLF true and correct copies of the articles of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to the Agreement Date.

(d)    Neither XRAY nor any of the XRAY Subsidiaries is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.

Section 5.2    Capitalization.

(a)    The authorized capital stock of XRAY consists of (i) 150,000,000 shares of XRAY Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“XRAY Preferred Stock”). As of the close of business on December 17, 2019 (the “XRAY Capitalization Date”): (A) 49,618,052 shares of XRAY Common Stock were issued and outstanding (including no XRAY Restricted Shares); (B) no shares of XRAY Preferred Stock were issued or outstanding; (C) 14,000,527 shares of XRAY Common Stock were held by XRAY in its treasury; (D) there were outstanding XRAY Options to purchase 609,088 shares of XRAY Common Stock, whether or not presently exercisable; (E) 2,813,644 shares of XRAY Common Stock were subject to issuance pursuant to outstanding XRAY RSUs; (F) 1,051,739 shares of XRAY Common Stock were reserved for future issuance under the XRAY ESPP; and (G) 2,140,296 shares of XRAY Common Stock were reserved for future issuance under the XRAY Stock Plans (excluding shares issuable upon exercise of XRAY Options and included in clause (D) above). Such issued and outstanding shares of XRAY Common Stock have been, and all shares that may be issued pursuant to any XRAY Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. Since the XRAY Capitalization Date, XRAY has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. XRAY has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of XRAY of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the corporation. Other than the XRAY Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of XRAY having the right to vote (or, other than the outstanding XRAY Equity Awards or rights under the XRAY ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of XRAY may vote. Neither XRAY nor any of the XRAY Subsidiaries is a party to any voting agreement with respect to any XRAY securities or securities of any wholly owned XRAY Subsidiary.

(b)    Except as set forth in Section 5.2(a), (i) as of XRAY Capitalization Date, no shares of capital stock or other voting securities of XRAY are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, equity or equity-based compensation, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which XRAY or any XRAY Subsidiary is a party or by which any of them is bound obligating XRAY or any of the XRAY Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of XRAY or of any XRAY Subsidiary or obligating XRAY or any XRAY Subsidiary to issue, grant, extend or enter into any such security, option, equity or equity-based compensation, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c)    The authorized capital stock of Holdco consists solely of one thousand (1000) shares of Holdco Common Stock. As of the Agreement Date, one thousand (1000) shares of Holdco Common Stock were issued and outstanding. Such issued and outstanding shares of Holdco Common Stock (i) have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and (ii) are owned of record, beneficially and directly by XRAY free and clear of any Liens, pledges, security interests or other encumbrances.

(d)    The authorized capital stock of XRAY Merger Sub consists solely of one thousand (1000) shares of XRAY Merger Sub common stock, $0.001 par value per share (“XRAY Merger Sub Common Stock”). As of the Agreement Date, one thousand (1000) shares of XRAY Merger Sub Common Stock were issued and outstanding. Such issued and outstanding shares of XRAY Merger Sub Common Stock (i) have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and (ii) are owned of record, beneficially and directly by Holdco free and clear of any Liens, pledges, security interests or other encumbrances.

(e)    The authorized capital stock of TWOLF Merger Sub consists solely of one thousand (1000) shares of TWOLF Merger Sub common stock, $0.001 par value per share (“TWOLF Merger Sub Common Stock”). As of the Agreement Date, one thousand (1000) shares of TWOLF Merger Sub Common Stock were issued and outstanding. Such issued and outstanding shares of TWOLF Merger Sub Common Stock (i) have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and (ii) are owned of record, beneficially and directly by Holdco free and clear of any Liens, pledges, security interests or other encumbrances.

Section 5.3    Authorization; No Conflict.

(a)    XRAY has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to receipt of the XRAY Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, including the Transactions, and no other corporate proceedings on the part of XRAY or any of the XRAY Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the performance by XRAY of its obligations hereunder, including the Transactions. The execution and delivery of this Agreement by XRAY, the performance by XRAY of its obligations hereunder and the consummation by XRAY of the Transactions have been duly authorized by the XRAY Board. This Agreement has been duly executed and delivered by XRAY and assuming due execution and delivery by XRAY constitutes a valid and binding obligation of XRAY, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

(b)    The XRAY Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly and adopted resolutions (w) approving the execution, delivery and performance of this Agreement and the Transactions, (x) determining that the terms of the Mergers and the other Transactions are fair to and in the best interests of XRAY and its stockholders, (y) recommending that the holders of XRAY Common Stock adopt this Agreement and approve the Mergers and the Transactions, and (z) declaring that this Agreement and the Transactions are advisable. Except for the XRAY Stockholder Approval, the approval of the XRAY Board (which approvals have been obtained and not subsequently rescinded or modified in any way as of the Agreement Date) and the filing of the XRAY Certificate of Merger with the Office of the Secretary of State of the State of Delaware, no other corporate proceedings on the part of XRAY are necessary to authorize the consummation of the Transactions.

(c)    Neither the execution, delivery or performance of this Agreement by XRAY nor the consummation by XRAY of the Transactions nor compliance by XRAY with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or by-laws or other similar organizational documents of XRAY or any of the XRAY Subsidiaries, (ii) require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by XRAY under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by XRAY or any of the XRAY Subsidiaries pursuant to the terms, conditions or provisions of, any XRAY Material Contract to which XRAY or any XRAY Subsidiary is a party, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or any Law applicable to XRAY or any of the XRAY Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) for such violations, breaches or defaults that, or consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to make or obtain, would not reasonably be expected to have a Material Adverse Effect on XRAY.

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by XRAY or any XRAY Subsidiary in connection with XRAY’s execution, delivery and performance of this Agreement or the consummation by XRAY of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the XRAY Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and other applicable Antitrust Laws of any jurisdiction, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Joint Proxy Statement/Prospectus and effectiveness of the Registration Statement, (iv) compliance with the rules and regulations of NASDAQ, including with respect to the stock issuance and the listing of the shares of Holdco Common Stock to be issued in the Mergers, (v) compliance with the “blue sky” laws of various states, and (vi) any consent, approval, order, authorization, registration, declaration or filing required pursuant to any Contract between XRAY or any XRAY Subsidiary and a Governmental Body entered into in the ordinary course with respect to the XRAY Products, and except where the failure to obtain or take such action would not reasonably be expected to have a Material Adverse Effect on XRAY.

(e)    Assuming the accuracy of the representations and warranties of TWOLF in Article IV, the only vote of holders of any class or series of capital stock of XRAY necessary to adopt this Agreement and to approve the XRAY Merger is the adoption of this Agreement by the holders of a majority of the shares of XRAY Common Stock outstanding and entitled to vote thereon (the “XRAY Stockholder Approval”). The affirmative vote of the holders of XRAY Common Stock is not necessary to consummate any Transactions other than the XRAY Merger.

Section 5.4    Subsidiaries.

(a)    The XRAY Subsidiaries and their respective jurisdictions of organization are identified in Section 5.4(a) of the XRAY Disclosure Schedule.

(b)    All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each XRAY Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by XRAY or by an XRAY Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any XRAY Subsidiary. There are no agreements requiring XRAY or any XRAY Subsidiary to make contributions to the capital of, or lend or advance funds to, any XRAY Subsidiary. Except for equity interests in the XRAY Subsidiaries, XRAY does not own, directly or indirectly, any material capital stock and/or other ownership interest in any Person. There are no outstanding contractual obligations of any XRAY Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(c)    Neither XRAY nor any of the XRAY Subsidiaries owns any interest or investments (whether equity or debt), or any interest or investment convertible into or exchangeable for any such interest or investment, in any corporation, partnership, joint venture, trust or other entity, other than an XRAY Subsidiary.

(d)    Neither XRAY nor any of the XRAY Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to XRAY or any XRAY Subsidiary).

(e)    Neither XRAY nor any of the XRAY Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among XRAY and any XRAY Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving XRAY or any XRAY Subsidiary in XRAY’s or such XRAY Subsidiary’s financial statements.

Section 5.5    SEC Reports and Financial Statements; No Undisclosed Liabilities.

(a)    Since December 31, 2017, XRAY has timely filed or furnished with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto and any documents filed or furnished during such period by XRAY to the SEC on a voluntary basis, and including any amendments thereto, the “XRAY SEC Reports”) required to be filed or furnished by XRAY with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the XRAY SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such XRAY SEC Reports, and none of the XRAY SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by XRAY to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the Agreement Date, there are no outstanding or unresolved written comments from the SEC with respect to the XRAY SEC Reports. None of the XRAY Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. As of the Agreement Date, to the Knowledge of XRAY, none of the XRAY SEC Reports filed on or prior to the Agreement Date are the subject of ongoing SEC review.

(b)    Each of the financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “XRAY Financial Statements”) of XRAY contained in the XRAY SEC Reports, as of their respective dates of filing with the SEC (or, if such XRAY SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) has been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) presents fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of XRAY and the XRAY Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such XRAY Financial Statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, and except that the unaudited XRAY Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).

(c)    Neither XRAY nor any of the XRAY Subsidiaries has, since the date of the most recent consolidated balance sheet of XRAY included in the XRAY SEC Reports, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of XRAY and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of XRAY and its consolidated Subsidiaries included in XRAY’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 or in the notes thereto (the “XRAY Balance Sheet”), except for (i) liabilities or obligations disclosed and provided for in the XRAY Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the XRAY Balance Sheet, (iii) liabilities or obligations arising under Contracts to which XRAY or the XRAY Subsidiaries are a party (other than due to any breach thereof), (iv) liabilities and obligations incurred in connection with the XRAY Merger or otherwise as contemplated or permitted by this Agreement, (v) liabilities owed by one wholly owned XRAY Subsidiary to another wholly owned XRAY Subsidiary or liabilities owed by XRAY to any wholly owned XRAY Subsidiary, (vi) liabilities and obligations that would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, or (vii) liabilities or obligations listed on Section 5.5(c) of the XRAY Disclosure Schedule.

(d)    Since January 1, 2017, there has been no change in XRAY’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the XRAY Financial Statements, except as described in the XRAY SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the XRAY Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(e)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the XRAY SEC Reports filed since January 1, 2017, the principal executive officer and principal financial officer of XRAY (or each former principal executive officer and each former principal financial officer of XRAY) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates (except for such certifications contained in an XRAY SEC Report that was subsequently amended prior to the Agreement Date).

(f)    Except as permitted by the SEC with respect to newly acquired businesses (as defined in Article 11-01(d) of Regulation S-X), XRAY’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of XRAY’s assets that would materially affect XRAY’s financial statements.

(g)    XRAY’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and nonfinancial) required to be disclosed by XRAY in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to XRAY’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of XRAY required under the Exchange Act with respect to such reports. Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, XRAY has disclosed, based on its most recent evaluation prior to the Agreement Date, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(h)    XRAY is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act, XRAY has not made any prohibited loans to any executive officer of XRAY (as defined in Rule 3b-7 under the Exchange Act) or director of XRAY. There are no outstanding loans or other extensions of credit made by XRAY to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of XRAY.

Section 5.6    Absence of Certain Changes.

(a)    Since September 30, 2019 (i) XRAY and the XRAY Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, and (ii) there has not been or occurred any Effect that, has had or would reasonably be expected to have a Material Adverse Effect on XRAY.

(b)    Since September 30, 2019 through the Agreement Date, neither XRAY nor any XRAY Subsidiary has taken any action that would, if taken after the Agreement Date, be prohibited by sub-clause (a), (c), (d), (e), (f), (j), (l), (m), (n), (p), (r), (s), (t) or (u) (but solely to the extent it relates to the foregoing sub-clauses) of Section 6.2.

Section 5.7    Litigation. Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, as of the Agreement Date: (a) there are no Legal Proceedings pending or, to the Knowledge of the XRAY, threatened against XRAY or any of the XRAY Subsidiaries; (b) there are no Judgments of any Governmental Body or arbitrator outstanding against XRAY or any of the XRAY Subsidiaries; and (c) there are no investigations by any Governmental Body pending or, to the Knowledge of the XRAY, threatened against XRAY or any of the XRAY Subsidiaries.

Section 5.8    Information Supplied. Each document required to be filed by XRAY with the SEC or required to be distributed or otherwise disseminated to XRAY’s stockholders in connection with the Transactions, including the Joint Proxy Statement/Prospectus and the Registration Statement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. None of the information supplied or to be supplied by XRAY specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement, will, at the date it is disseminated or, as applicable, first mailed to the holders of XRAY Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by XRAY with respect to statements made or incorporated by reference therein based on information supplied by TWOLF in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement.

Section 5.9    Broker’s or Finder’s Fees. Except for Centerview Partners LLC (the “XRAY Financial Advisor”), no agent, broker, Person or firm acting on behalf of XRAY or any XRAY Subsidiary or under XRAY’s or any XRAY Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 5.10    Employee Plans.

(a)    Section 5.10(a) of the XRAY Disclosure Schedule sets forth a complete and correct list of each material XRAY Plan.

(b)    XRAY has made available to TWOLF or its counsel accurate and complete copies of the XRAY Stock Plans and XRAY ESPP and the forms of stock option and restricted stock unit agreements and corresponding grant notices evidencing the XRAY Equity Awards, and other than differences with respect to the number of shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no stock option agreement or restricted stock unit agreement or corresponding grant notice contains material terms that are in addition to, or inconsistent with, such forms. Section 5.10(b) of the XRAY Disclosure Schedule sets forth, as of the close of business on the XRAY Capitalization Date, each outstanding XRAY Equity Award and to the extent applicable, the name of the holder thereof, the number of shares of XRAY Common Stock issuable thereunder (including target and maximum numbers for XRAY Equity Awards subject to performance-based vesting), the expiration date, the grant date, whether or not it is subject to performance-based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the XRAY Stock Plan pursuant to which the award was made. The XRAY Stock Plans are the only plans or programs XRAY or any of the XRAY Subsidiaries has maintained under which stock options, restricted shares, restricted share units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Each grant of XRAY Equity Awards was made in accordance with the terms of the applicable XRAY Stock Plan, the NASDAQ Rules and all applicable Laws.

(c)    XRAY has made available to TWOLF a true, correct and complete copy of: (i) with respect to each XRAY Plan, each written XRAY Plan and all amendments thereto and, with respect to any unwritten XRAY Plan, a written description of the material provisions thereof, and (ii) with respect to each XRAY Employee Benefit Plan, (A) each current trust agreement, insurance contract or policy, group annuity contract or any other funding arrangement; (B) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (C) the most recent actuarial report, financial report or valuation report; (D) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; I the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (E) all material notices given to such XRAY Employee Benefit Plan, XRAY, or any XRAY ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Body relating to such XRAY Employee Benefit Plan.

(d)    Each XRAY Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, may rely on a favorable advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Knowledge of XRAY, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such XRAY Employee Benefit Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

(e)    Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, (i) each XRAY Plan has been established, operated, maintained and administered in accordance with its provisions and in compliance with all applicable Laws, including ERISA and the Code; (ii) all payments and contributions required to be made under the terms of any XRAY Plan and applicable Law have been timely made or the amount of such payment or contribution obligation has been reflected in the Available XRAY SEC Documents which are publicly available prior to the Agreement Date; (iii) none of XRAY or any XRAY Subsidiary or, to the Knowledge of XRAY, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), with respect to any XRAY Plan that would result in the imposition of any liability to XRAY or any XRAY Subsidiary; and (iv) there are no pending or, to the Knowledge of XRAY, threatened suits, actions, disputes, audits, investigations or claims with respect to any XRAY Plan by or on behalf of any participant in any such XRAY Plan, or otherwise involving any such XRAY Plan or the assets of any XRAY Plan, other than routine claims for benefits.

(f)    No XRAY Plan provides for a “gross-up,” reimbursement or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(g)    Each XRAY Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(h)    No XRAY Employee Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. During the immediately preceding six years, (i) no liability under Section 302 or Title IV of ERISA has been incurred by XRAY, any XRAY Subsidiary or any XRAY ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to XRAY, any XRAY Subsidiary or any XRAY ERISA Affiliate of incurring any such liability; and (ii) no event has occurred and there currently exists no condition or circumstances that would subject XRAY or any XRAY Subsidiary to any Controlled Group Liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is not an XRAY Employee Benefit Plan.

(i)    None of XRAY, any XRAY Subsidiary or any XRAY ERISA Affiliate has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(j)    No XRAY Plan provides health, life or other welfare benefits to current or former employees of XRAY or any XRAY Subsidiary after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B) of the Code).

(k)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee or other individual service provider of XRAY or any XRAY Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) under any XRAY Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by XRAY or any XRAY Subsidiary under any XRAY Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any XRAY Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee or other individual service provider of XRAY or any XRAY Subsidiary; or (v) limit or restrict the right of XRAY, any XRAY Subsidiary, the Surviving Corporations or TWOLF to merge, amend or terminate any XRAY Plan.

(l)    Neither XRAY nor any XRAY Subsidiary has any plan or commitment, whether legally binding or not, to create any additional employee benefit or compensation plan, program, policy, practice, agreement or arrangement which, once created, would come within the definition of an XRAY Plan or modify or change any existing XRAY Plan that would affect any XRAY Employee.

(m)    Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, each Foreign Plan (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance in all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Body, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of XRAY, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law; and (v) is not subject to any pending or, to the Knowledge of XRAY, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

(n)    Neither XRAY nor any XRAY Subsidiary in the United Kingdom has ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993. No XRAY Employee has previously transferred to either XRAY or any XRAY Subsidiary in the United Kingdom pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended), who prior to such transfer participated in a defined benefit pension scheme.

Section 5.11    Opinion of XRAY Financial Advisor. The XRAY Board has received from the XRAY Financial Advisor a written opinion to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the XRAY Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of XRAY Common Stock (other than XRAY Common Stock to be cancelled in accordance with Section 3.1(d)). A true, correct and complete copy of such opinion was, or immediately after the execution and delivery of this Agreement will be, delivered to TWOLF on a non-reliance basis for informational purposes only.

Section 5.12    Taxes.

(a)    Each of XRAY and the XRAY Subsidiaries has timely filed all income Tax Returns and other material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects.

(b)    All material Taxes of each of XRAY and the XRAY Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid in full and XRAY and each XRAY Subsidiary have made adequate provision (or adequate provision has been made on their behalf) for all accrued material Taxes not yet due. None of XRAY and the XRAY Subsidiaries have incurred any material liability for Taxes since the date of the most recent XRAY Financial Statements other than in the ordinary course of business.

(c)    No deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against XRAY or any of the XRAY Subsidiaries that remains unpaid.

(d)    There are no Liens on any of the assets, rights or properties of XRAY or any XRAY Subsidiary with respect to Taxes, other than Permitted Liens.

(e)    There is no claim, audit, action, suit, proceeding, examination, investigation or other administrative or judicial proceeding ongoing or currently pending or, to the Knowledge of XRAY threatened against or with respect to XRAY or any XRAY Subsidiary in respect of any material Tax or material Tax asset.

(f)    There are no waivers or extension of any statute of limitations currently in effect with respect to material Taxes of XRAY or the XRAY Subsidiaries other than pursuant to extensions of the due date to file a Tax Return obtained in the ordinary course of business.

(g)    No written claim has ever been made by a Governmental Body in a jurisdiction where XRAY or any XRAY Subsidiary does not file Tax Returns that XRAY or any XRAY Subsidiary is or may be subject to taxation by such jurisdiction.

(h)    All material Taxes required to be withheld or collected by XRAY or an XRAY Subsidiary have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Body.

(i)    Neither XRAY nor any XRAY Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    None of XRAY and the XRAY Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(k)    None of XRAY and the XRAY Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to preclude either the XRAY Merger or the TWOLF Merger from qualifying as (i) a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, (ii) a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code.

(l)    Neither XRAY nor any XRAY Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(m)    Neither XRAY nor any XRAY Subsidiary is a party to any material Tax sharing agreement, Tax indemnity obligation or similar agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), or any advance pricing agreement, closing agreement or other material agreement relating to Taxes entered into with any Tax authority.

(n)    Neither XRAY nor any XRAY Subsidiary (i) has been a member of (A) an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated Federal income Tax Return or (B) any consolidated, combined, unitary or similar group for purposes of filing any other Tax Return or paying Taxes, in each case, other than a group the common parent of which was XRAY or an XRAY Subsidiary or (ii) has any material liability for the Taxes of any other Person (other than any of XRAY and the XRAY Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor.

(o)    No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any of XRAY and the XRAY Subsidiaries as an association, partnership or disregarded entity.

Section 5.13    Environmental Matters. Except for such matters that have not resulted in and would not reasonably be expected to result in any liability that is material to XRAY and the XRAY Subsidiaries, taken as a whole:

(i)    XRAY and the XRAY Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the Knowledge of XRAY, threatened demands, claims, information requests or notices of noncompliance, violation or liability or potential liability regarding XRAY or any XRAY Subsidiary, or any person for whom they may have legal or contractual responsibility, relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other response, action, or compliance under, any Environmental Law.

(ii)    To the Knowledge of XRAY, there are no circumstances that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws for XRAY or any XRAY Subsidiary or any Person for whom they may have legal or contractual responsibility.

(iii)    All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of XRAY’s and the XRAY Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by XRAY or any XRAY Subsidiary have been duly obtained or filed, are currently in effect, and XRAY and the XRAY Subsidiaries are in material compliance with the terms and conditions of all such permits, notices, approvals and authorizations, and, to XRAY’s Knowledge, there are no circumstances that would reasonably be expected to prevent such material compliance in the future.

(iv)    XRAY has provided to TWOLF all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to XRAY regarding environmental matters pertaining to, or the environmental condition of, the business of XRAY, or the compliance (or noncompliance) by XRAY with any Environmental Laws.

Section 5.14    Compliance with Laws.

(a)    XRAY and the XRAY Subsidiaries (i) are, and have at all times since December 31, 2017, been in compliance with all Laws applicable to XRAY or the XRAY Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing and (ii) since December 31, 2017, have not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, in each case, except for any such violation that is not, and would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole.

(b)    XRAY and each of the XRAY Subsidiaries are, and have at all times since December 31, 2017 been, in compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to their export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of XRAY, threatened claims or investigations by any Governmental Body of potential violations against XRAY or any of its Subsidiaries with respect to export activity or licenses or other related approvals.

(c)    Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, none of XRAY, any XRAY Subsidiary or any director, officer, employee, or, to the Knowledge of XRAY, any agent acting on behalf of XRAY or any XRAY Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K.

Bribery Act of 2010 and the rules and regulations thereunder or any other applicable anti-bribery/corruption legislation promulgated by any Governmental Body.

Section 5.15    Intellectual Property.

(a)    To the Knowledge of XRAY, XRAY or one of the XRAY Subsidiaries owns all material XRAY Intellectual Property. Except as would not reasonably be expected to be material, to XRAY and the XRAY Subsidiaries, taken as a whole, (i) each item of Registered Intellectual Property owned or purported to be owned by XRAY or any XRAY Subsidiary (“XRAY Registered Intellectual Property”) (other than applications for XRAY Registered Intellectual Property and items that have expired or have been abandoned, allowed to lapse, rejected, terminated, withdrawn or canceled) is subsisting, and to the Knowledge of XRAY, is valid and enforceable, and (ii) all XRAY Registered Intellectual Property is free and clear of all Liens other than Permitted Liens.

(b)    To the Knowledge of XRAY, there are no Legal Proceedings pending before any court, arbiter, or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which XRAY or any XRAY Subsidiary is a party and in which claims are or were raised relating to the validity, enforceability, scope, essentiality or ownership of any of the XRAY Intellectual Property, other than in the ordinary course of Patent and Trademark prosecution or any inter partes review, post-grant review, or other adversarial proceeding before any Patent authority. Neither XRAY nor any of the XRAY Subsidiaries have received any written or, to the Knowledge of XRAY, oral notice, threat, or assertion of a third-party claim or suit in the two (2) years prior to the Agreement Date challenging, the validity, enforceability, scope, essentiality or ownership of any material XRAY Intellectual Property, except in connection with licensing presentations by XRAY or any XRAY Subsidiaries to third parties in the ordinary course of business.

(c)    No third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right, or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Intellectual Property Right that is XRAY Intellectual Property, except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole.

(d)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, to the Knowledge of XRAY, neither the XRAY Products nor the past or current operations of XRAY or the XRAY Subsidiaries have, since December 31, 2017, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person. Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, to the Knowledge of XRAY, there is no current unresolved Legal Proceeding that has been filed against XRAY or any XRAY Subsidiary by, and none of XRAY or any XRAY Subsidiary has received written notice from, any third party in the two (2) years prior to the Agreement Date in which it is alleged that any XRAY Product or the operation of the business of XRAY or any XRAY Subsidiary infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party, other than in the ordinary course of Patent and Trademark prosecution or any inter partes review, post-grant review, or other adversarial proceeding before any Patent authority, and not required to be specifically disclosed in the Available XRAY SEC Documents.

(e)    XRAY and the XRAY Subsidiaries have a practice requiring each employee, individual consultant and individual independent contractor involved in the creation of material Intellectual Property Rights for any of them to execute a proprietary information, confidentiality and invention assignment agreement substantially in the forms provided to TWOLF.

(f)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, the consummation of this Agreement or the Closing of the transactions contemplated hereby will not trigger a contractual obligation to release any material Source Code, in each case owned by XRAY or any XRAY Subsidiary, to any third party.

(g)    Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, neither XRAY nor any XRAY Subsidiary is a party to any Contract which, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by XRAY or any XRAY Subsidiary. Neither XRAY nor any XRAY Subsidiary is a party to any Contract which, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by TWOLF or any TWOLF Subsidiary other than to the extent such Patent rights are limited to XRAY Products.

(h)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, neither XRAY nor any XRAY Subsidiary has, to the Knowledge of XRAY (i) taken any action that rendered any material Source Code or Intellectual Property Rights, in each case owned by XRAY or any XRAY Subsidiary, subject to any Open Source License that requires XRAY or any XRAY Subsidiary to deliver any such XRAY or XRAY Subsidiary owned Source Code to any third party, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License.

(i)    Except as would not reasonably be expected to have a Material Adverse Effect on XRAY, to the Knowledge of XRAY, no XRAY Product sold or distributed by XRAY or any XRAY Subsidiary in the past three (3) years contained at the time of such sale or distribution any undisclosed or unintended disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that are intended to (i) enable or assist any person to access without authorization or disable or erase the XRAY Products, or (ii) otherwise significantly adversely affect the functionality of the XRAY Products.

(j)    To the Knowledge of XRAY, no funding, facilities or resources of any government, university, college, other educational institution, or multi-national, bi-national or international non-profit organization or research center were used in the development of any material XRAY Products or material XRAY Intellectual Property.

(k)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, XRAY is in compliance with (i) its posted privacy rules, policies and procedures; and (ii) the applicable Privacy Laws relating to Personal Data collected by XRAY or the XRAY Subsidiaries.

(l)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, XRAY has commercially reasonable security measures in place designed to protect Personal Data it receives from unauthorized access, use, modification, disclosure or other misuse.

(m)    To the Knowledge of XRAY, in the two (2) years prior to the Agreement Date, there has been no loss, theft or misuse of Personal Data held or controlled by XRAY or the XRAY Subsidiaries, in each case, except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole.

(n)    To the Knowledge of XRAY, in the past two (2) years prior to the Agreement Date, XRAY has not been the subject of investigation by any state, federal, or foreign jurisdiction regarding its access, use and disclosure of Personal Data.

(o)    In the two (2) years prior to the Agreement Date, XRAY has not received any written claim, complaint, inquiry, or notice from any governmental, regulatory, or self-regulatory authority with respect to XRAY’s collection, processing, use, storage, security or disclosure of Personal Data, alleging that any of these activities are a material violation of any Privacy Law.

Section 5.16    Employment Matters.

(a)    Neither XRAY nor any XRAY Subsidiary is a party to or otherwise bound by any Collective Bargaining Agreement, nor is any Collective Bargaining Agreement presently being negotiated, nor, to the Knowledge of XRAY, are there any XRAY Employees represented by a labor or trade union, labor organization or works council and since December 31, 2017 neither XRAY nor any XRAY Subsidiary has received a request for recognition of the same. There are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of XRAY, threatened in writing by or with respect to any of the XRAY Employees. There has not since December 31, 2017 been any, and as of the Agreement Date, there is no pending or, to the Knowledge of XRAY, threatened, labor strike, material dispute, walkout, work stoppage, slow-down or lockout involving XRAY or any of the XRAY Subsidiaries.

(b)    To the Knowledge of XRAY, no Key Employee has materially breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) any of XRAY or its Subsidiaries or (ii) a former employer of any such individual relating to (A) the right of any such individual to be employed or engaged by XRAY or its Subsidiaries or (B) the use or disclosure of confidential information in connection with such individual’s employment with XRAY or its Subsidiaries.

Section 5.17    Insurance. XRAY and the XRAY Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to be material, individually or in the aggregate, to XRAY and the XRAY Subsidiaries, taken as a whole, (i) all material insurance policies of XRAY and the XRAY Subsidiaries are in full force and effect, (ii) since December 31, 2017, no written notice of default or termination has been received by XRAY or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid as of the Agreement Date.

Section 5.18    XRAY Material Contracts.

(a)    Except for this Agreement, none of XRAY or any of the XRAY Subsidiaries is a party to or bound by (other than the XRAY Real Property Leases, each, a “XRAY Material Contract”):

(i)    any Contract that would be required to be filed by XRAY as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than any such “material contract” that has been filed with any Available XRAY SEC Document;

(ii)    any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the XRAY SEC Reports but has not been disclosed;

(iii)    any Contract that is or creates a partnership or joint venture with any other Person or that relates to the formation, operation, management or control of any such partnership or joint venture;

(iv)    any Contract (A) relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $10,000,000 (other than agreements between XRAY and any XRAY Subsidiary or between XRAY Subsidiaries), (B) that materially restricts XRAY’s ability to incur Indebtedness or guarantee the Indebtedness of others, (C) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of XRAY or the XRAY Subsidiaries that is material to XRAY and the XRAY Subsidiaries, taken as a whole, (D) that is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes (E) under which any Person is guaranteeing any liabilities or obligations of XRAY or any of the XRAY Subsidiaries;

(v)    any XRAY Employee Agreement pursuant to which the applicable XRAY Employee receives or is entitled to receive annual aggregate base compensation of $400,000 or more;

(vi)    any Contract that (A) contains any provisions materially restricting the right of XRAY or any of the XRAY Subsidiaries to engage in any line of business, compete or transact in any business or with any Person or in any geographic area; (B) grants to any third party any exclusive rights with respect to any XRAY Intellectual Property that is material to XRAY and the XRAY Subsidiaries, taken as a whole; or (C) contains any “most favored nation” or similar provisions in favor of the other party, except in each case for any such Contract that may be cancelled without penalty by XRAY or any XRAY Subsidiary upon notice of sixty (60) days or less;

(vii)    any Contract pursuant to which XRAY or any XRAY Subsidiary made payments or expects to make payments in excess of $2,000,000 in the aggregate in fiscal year 2018 or 2019;

(viii)    any Contract pursuant to which XRAY or any XRAY Subsidiary received payments or expects to receive payments in excess of $20,000,000 in the aggregate in fiscal year 2018 or 2019; and

(ix)    any Contract with any Governmental Body (including any settlement, conciliation or similar Contract), or for the purpose of fulfilling a Contract or order from any Governmental Body as the ultimate customer.

(b)    Except as would not reasonably be expected to be material to XRAY and the XRAY Subsidiaries, taken as a whole, (i) each of the XRAY Material Contracts is a valid and binding obligation of XRAY and each XRAY Subsidiary party thereto, and enforceable against XRAY and the XRAY Subsidiaries and, to the Knowledge of XRAY, each other party thereto in accordance with its terms, and is in full force and effect; (ii) XRAY or the XRAY Subsidiaries, on the one hand, and, to the Knowledge of XRAY, each other party to each XRAY Material Contract, on the other hand, have performed all material obligations required to be performed by it under such XRAY Material Contract, and, to the Knowledge of XRAY, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any XRAY Material Contract, or (C) give any Person the right to cancel, terminate or modify any XRAY Material Contract, and (iii) as of the Agreement Date, neither XRAY nor any of the XRAY Subsidiaries has received written notice, or otherwise has Knowledge, (A) that any other party to any XRAY Material Contract intends to terminate any XRAY Material Contract, or (B) of any material dispute related to any XRAY Material Contract.

Section 5.19    Properties.

(a)    Neither XRAY nor any XRAY Subsidiary owns any XRAY Owned Real Property or is a party to a Contract or other agreement to purchase or otherwise acquire any interest in fee in any real property.

(b)    The leasehold or subleasehold estates or other license or occupancy agreements (whether written or oral), and all amendments or modifications thereto (collectively, the “XRAY Real Property Leases”) held by XRAY or any XRAY Subsidiary as of the Agreement Date (collectively, the “XRAY Leased Real Property”) are in full force and effect, and XRAY or an XRAY Subsidiary holds a valid and existing leasehold interest in all of the XRAY Leased Real Property, free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to interfere in any material respects with the current use and operation of the XRAY Leased Real Property by XRAY and the XRAY Subsidiaries. All parties to each XRAY Real Property Lease are in material compliance with the terms thereof and there are no material defaults thereunder or events, which with the passage of time or notice, or both, would constitute a default. XRAY has made available to TWOLF complete and accurate copies of each of the XRAY Real Property Leases for which annual rental payments made by XRAY or its Subsidiaries during the twelve (12) month period ended September 30, 2019 are greater than $2,500,000.

(c)    Except as would not reasonably be expected to have a Material Adverse Effect on XRAY, with respect to each XRAY Owned Real Property and each XRAY Leased Real Property: (i) neither XRAY nor any of the XRAY Subsidiaries has received written notice of any pending or threatened eminent domain, condemnation, or similar taking proceedings; (ii) neither XRAY nor any of the XRAY Subsidiaries has received any written notice that would reasonably be likely to cause either XRAY or any of the XRAY Subsidiaries to materially curtail its operations at such property, or that would reasonably be expected to materially impair such operations; (iii) to the Knowledge of XRAY, each XRAY Owned Real Property and each XRAY Leased Real Property is in compliance with all applicable Laws; and (iv) all utilities presently serving the XRAY Owned Real Property and XRAY Leased Real Property are presently adequate to service the existing normal operations of XRAY and the XRAY Subsidiaries.

(d)    Except as would not reasonably be expected to have a Material Adverse Effect on XRAY, each of XRAY and the XRAY Subsidiaries has good and valid title to, or a valid leasehold interest in, as applicable, all tangible personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens.

Section 5.20    Significant Customers. Section 5.20 of the XRAY Disclosure Schedule sets forth a true and complete list of each customer (including distributors) who was one of the ten (10) largest sources of revenue for XRAY and the XRAY Subsidiaries during the fiscal year ended December 31, 2018, based on amounts paid or payable or that would otherwise reasonably be expected to be one of the ten (10) largest sources of revenues for XRAY and the XRAY Subsidiaries for the fiscal year ending December 31, 2019 (each, a “XRAY Significant Customer”). As of the Agreement Date, none of XRAY nor any of the XRAY Subsidiaries has any unresolved material dispute with any XRAY Significant Customer. As of the Agreement Date, to the Knowledge of XRAY, XRAY has not received any written notice from any XRAY Significant Customer that such XRAY Significant Customer shall not continue as a customer of XRAY or any of the XRAY Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with XRAY or any of the XRAY Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with XRAY and the XRAY Subsidiaries.

Section 5.21    Activities of Holdco and Merger Subs. Holdco and the Merger Subs were formed solely for the purpose of effecting the Mergers. Holdco and the Merger Subs have not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and have, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 5.22    Inapplicability of Anti-takeover Statutes; No Rights Plan. To the Knowledge of XRAY, there is no takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the XRAY Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions. As of the Agreement Date, none of such actions by the XRAY Board have been amended, rescinded, or modified. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Mergers). XRAY has no stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of XRAY.

Section 5.23    Holdco and Merger Subs.

(a)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c)    Each of Holdco, TWOLF Merger Sub and XRAY Merger Sub (A) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and (B) the execution and delivery of this Agreement by Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, and the consummation by Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part thereof.

(d)    The execution and delivery of this Agreement by each of Holdco, TWOLF Merger Sub and XRAY Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each of Holdco, TWOLF Merger Sub and XRAY Merger Sub shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdco, TWOLF Merger Sub or XRAY Merger Sub, as applicable, under the applicable New Entity Organizational Documents.

(e)    As of the date hereof, the authorized capital stock of Holdco consists of one thousand (1000) shares of Holdco Common Stock, of which one thousand (1000) shares are issued and outstanding. All of the outstanding shares of Holdco Common Stock have been validly issued, are fully paid and nonassessable and five hundred (500) shares are owned directly by XRAY free and clear of any Lien. The authorized capital stock of XRAY Merger Sub consists of one thousand (1000) shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorized capital stock of TWOLF Merger Sub consists of one thousand (1000) shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. All shares of Holdco Common Stock issued pursuant to Article I shall be duly authorized and validly issued and free of preemptive rights.

Section 5.24    No Other TWOLF Representations or Warranties. XRAY hereby acknowledges and agrees that: (a) except for the representations and warranties set forth in Article IV, neither TWOLF nor any of its Affiliates or Representatives or any other Person, has made or is making, and none of TWOLF and its Affiliates and Representatives has relied upon, and XRAY is not relying on any other express or implied representation or warranty with respect to TWOLF, or any of its Affiliates or Representatives, or their respective businesses or operations; and (b) none of TWOLF or any of its Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to XRAY, or any of its Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to XRAY, or any of its Affiliates or Representatives or any other Person, or the use by XRAY, or any of its Affiliates or Representatives or any other Person, of any information provided or made available to any of them by TWOLF or any TWOLF Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to XRAY, or any of its Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Mergers or any other Transactions.

ARTICLE VI

INTERIM OPERATIONS

Section 6.1    Affirmative Obligations. During the Interim Period, except (i) as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, (ii) in the case of TWOLF, as set forth in Section 6.1 or Section 6.2 of the TWOLF Disclosure Schedule or as consented to in writing by XRAY (which consent will not be unreasonably withheld, conditioned or delayed), (iii) in the case of XRAY, as set forth in Section 6.1 or Section 6.2 of the XRAY Disclosure Schedule or as consented to in writing by TWOLF (which consent will not be unreasonably withheld, conditioned or delayed), each of TWOLF and XRAY shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to, conduct their respective businesses in the ordinary course of business in all material respects consistent with past practice and in material compliance with all applicable Law, preserve intact their current business organizations, keep available the services of their current officers and employees, maintain satisfactory relationships with customers, suppliers, landlords and other Persons having material business relationships with them, and keep in full force and effect all appropriate insurance policies covering all material assets; provided, however, that no action or omission by TWOLF or XRAY, as applicable, nor any of their respective Subsidiaries, with respect to matters addressed specifically by any provision of Section 6.2 shall be deemed a breach of this Section 6.1 by such party unless such action would constitute a breach of such specific provision of Section 6.2 (it being agreed, however, that nothing herein shall imply that being permitted to take a specific action under Section 6.2 relieves TWOLF or XRAY from compliance with this Section 6.1 as it relates to any other or subsequent action).

Section 6.2    Negative Restrictions. Except (i) as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, (ii) in the case of TWOLF, as set forth in Section 6.2 of the TWOLF Disclosure Schedule, or as consented to in writing by XRAY (which consent will not be unreasonably withheld, conditioned or delayed) or (iii) in the case of XRAY, as set forth in Section 6.2 of the XRAY Disclosure Schedule, or as consented to in writing by TWOLF (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, TWOLF and XRAY shall not, and shall cause their respective Subsidiaries not to:

(a)    (i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of their respective shares of capital stock or any other securities or any shares of capital stock or any other securities of their respective Subsidiaries (other than (1) dividends or distributions paid in cash from any of their respective direct or indirect wholly owned Subsidiaries to themselves or another of their respective direct or indirect wholly owned Subsidiaries and (2) regular quarterly cash dividends of $0.20 payable by XRAY in respect of XRAY Common Stock in the ordinary course of business consistent with past practice, in any fiscal quarter and with a record date set forth on Section 6.2(a) of the XRAY Disclosure Schedule, as applicable, but only to the extent such dividends are not “non-ordinary course distributions” as such term is defined in Internal Service Notice 2014-52 or as such term (or its equivalent) is defined in any subsequent proposed, temporary or final Treasury Regulations); (ii) adjust, split, combine, subdivide or reclassify any capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or other securities or otherwise amend the terms of any of their respective securities or any of their respective Subsidiaries’ securities; or (iii) repurchase, acquire, redeem or otherwise reacquire or offer to repurchase, acquire, redeem or otherwise reacquire any shares of their respective capital stock or other securities or shares of capital stock or other securities of any of their respective Subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than the withholding of shares of TWOLF Common Stock or XRAY Common Stock, as applicable, to satisfy Tax obligations with respect to TWOLF Equity Awards or XRAY Equity Awards, as applicable, outstanding on the Agreement Date;

(b)    sell, issue, grant, deliver, pledge or otherwise encumber or subject to any Lien or authorize the sale, issuance, grant, delivery, pledge, encumbrance or subjection to any Lien of: (i) any of their or their respective Subsidiaries respective capital stock or other equity security; (ii) any TWOLF Equity Award or XRAY Equity Award, as applicable, option, call, warrant or right to acquire any of their capital stock or other equity security or capital stock or other equity security of their respective Subsidiaries; (iii) any instrument convertible into or exchangeable or exercisable for any of their respective capital stock or other equity interest or any capital stock or other equity interest of their respective Subsidiaries; (iv) any rights issued by such party or any of their respective Subsidiaries that are linked in any way to the price of any class of their respective capital stock or of any class of the capital stock of any of their respective Subsidiaries, their value, the value of any of their respective TWOLF Subsidiaries or any part of their respective businesses or Subsidiaries or any dividends or other distributions declared or paid on any shares of their respective capital stock or the capital stock of any of their respective Subsidiaries; or (v) without limitation to subclause (i), any TWOLF Preferred Stock or XRAY Preferred Stock, as applicable; in each case, except that TWOLF and XRAY may issue shares of TWOLF Common Stock or XRAY Common Stock pursuant to (A) the TWOLF ESPP or the XRAY ESPP, as the case may be, on or before fifteen (15) days prior to the Effective Time, or (B) the exercise or settlement of TWOLF Equity Awards or XRAY Equity Awards, as applicable, in each case as to this subsection (B), outstanding on the Agreement Date;

(c)    amend or otherwise modify any of the terms of any outstanding TWOLF Equity Awards or XRAY Equity Awards, as applicable;

(d)    amend, waive or permit the adoption or waiver of any amendment to TWOLF Charter Documents or XRAY Charter Documents (whether by merger, consolidation, by operation of law or otherwise), as applicable;

(e)    (i) directly or indirectly acquire or agree to acquire in any transaction or series of transactions any Equity Interest in or business of any other Person, (ii) adopt a plan of complete or partial liquidation or dissolution, or (iii) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(f)    incur any material capital expenditures or any obligations or liabilities in respect thereof in excess of $10,000,000 in the aggregate, except for any expenditures contemplated by and consistent with (i) the capital budget set forth in Section 6.2(f) of the TWOLF Disclosure Schedule (the “TWOLF 2020 CapEx Budget”) or Section 6.2(f) of the XRAY Disclosure Schedule (the “XRAY 2020 CapEx Budget” together with the TWOLF 2020 CapEx Budget, the “2020 Capex Budget”) as applicable or (ii) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business and approved by the Board of Directors of such party and (2) provide for total capital expenditures that do not exceed, in the aggregate, ten percent (10%) of those set forth in the respective 2020 CapEx Budget;

(g)    enter into any Contract that would reasonably be expected to impose any material restriction on the right or ability of such party or any of their respective Subsidiaries to engage in any line of business, compete with any other Person or transact in any business with any Person in any geographic area, except for renewals of existing Contracts in the ordinary course consistent with past practice

(h)    subject to Section 5.4 hereof, enter into or amend any Contract if such Contract or amendment of a Contract would (i) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions (ii) require, or reasonably be expected to cause, such party to fail to comply in any material respect with this Agreement, or (iii) otherwise delay, prevent or impede the consummation of the Mergers and the other transactions contemplated hereby;

(i)    (i) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign or transfer any material TWOLF Registered Intellectual Property or XRAY Registered Intellectual Property, as applicable, other than such termination, failure to renew, abandonment, cancellation, failure to maintain or allowing to lapse that is within the reasonable business judgment of such party in the ordinary course of business, (ii) grant any rights in any material TWOLF Registered Intellectual Property or XRAY Registered Intellectual Property, as applicable, or (iii) enter into any material Contract with respect to, sell, assign, transfer or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any TWOLF Intellectual Property or XRAY Intellectual Property, as applicable, other than, in the case of clauses (ii) and (iii) above, (1) licenses granted in the ordinary course of business consistent with past practice or (2) Patent acquisitions in the ordinary course of business consistent with past practice;

(j)    initiate, compromise or settle any litigation or arbitration proceeding, or any actual or threatened litigation, in which the amount in controversy exceeds $10,000,000 (other than (i) settlements that provide for insignificant ancillary ordinary course non-monetary relief that would impair the operation of Holdco’s business in any material respect and (ii) do not require payment by such party in excess of $10,000,000 in the aggregate or settlements entered into in the ordinary course of business consistent with past practice);

(k)    enter into or amend any Contract if such Contract or amendment of a Contract would, upon the consummation of this Agreement or the Closing of the transactions contemplated hereby, result in (or purport to result in) (i) in the case of TWOLF, the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by XRAY or any XRAY Subsidiary other than to the extent such Patent rights are limited to TWOLF Products or are otherwise not material to XRAY and the XRAY Subsidiaries, taken as a whole, or (ii) in the case of XRAY, the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents owned or controlled by TWOLF or any TWOLF Subsidiary other than to the extent such Patent rights are limited to XRAY Products or are otherwise not material to TWOLF and the TWOLF Subsidiaries, taken as a whole;

(l)    sell or otherwise dispose of, lease, license, pledge, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any material tangible personal or real property or material tangible assets (or any interests therein), except with respect to inventory or obsolete or worthless equipment in the ordinary course of business consistent with past practice;

(m)    make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short term investments, to become subject to any Liens (other than Permitted Liens);

(n)    except for the Debt Payoffs, redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for any material Indebtedness for borrowed money in excess of $10,000,000, other than as disclosed in the such party’s respective SEC Reports or in the ordinary course of business consistent with past practice;

(o)    except as required by any TWOLF Plans or XRAY Plans, as applicable, existing on the Agreement Date or to the extent permitted by Section 6.2(b), (i) establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under any plan, program, policy, practice, agreement or other arrangement that would be a TWOLF Plan or an XRAY Plan, as applicable, if it had been in effect on the Agreement Date; (ii) other than in the case of this clause (A) above, grant or pay any bonus, incentive or profit-sharing award or payment; (iii) increase the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any TWOLF Employee or XRAY Employee, as applicable; (iv) other than in the case of clause (i) above, take any action to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any TWOLF Employee or XRAY Employee, as applicable; or (v) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any employee, officer, director or other individual service provider of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries (other than offer letters that provide for at-will employment without any severance or change in control benefits for newly hired employees who are hired in the ordinary course of business and whose annual base compensation does not exceed $300,000 individually);

(p)    modify, extend or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council or group of employees of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries as the bargaining representative for any employees of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries;

(q)    (i) hire, engage, promote any (x) TWOLF Employee or XRAY Employee, as applicable, at the level of senior vice president or above or (y) any other individual service provider of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries who is or would reasonably be expected to receive annual compensation of $400,000 or more, or (ii) terminate any TWOLF Employee or XRAY Employee, as applicable, if such termination would result in the right to receive any change in control, severance or other termination payments or benefits;

(r)    other than as required by changes in GAAP or SEC rules and regulations or applicable Law, change any of its methods of accounting or accounting practices in any material respect or write down any of its material assets;

(s)    make, change or revoke any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, surrender or forfeit any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(t)    enter into any new line of business outside its existing lines of business;

(u)    become party to or approve or adopt any stockholder rights plan or “poison pill” agreement; or

(v)    authorize any of, or commit, resolve or agree in writing or otherwise to take any of the foregoing actions.

Section 6.3    No Transfer of Control. The parties acknowledge and agree that nothing contained in Section 6.1 and Section 6.2 will allow TWOLF or XRAY the right to control or direct the other party’s or its Subsidiaries’ operations prior to the Effective Time.

ARTICLE VII

COVENANTS

Section 7.1    No Solicitation

(a)    Unless this Agreement is terminated pursuant to Section 9.1, TWOLF and XRAY shall not, and shall cause their respective Subsidiaries and their and their respective Subsidiaries’ respective executive officers and directors not to, and shall use their respective reasonable best efforts to cause their other respective Representatives and the other Representatives of their respective Subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal or proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate or engage in any discussions or negotiations with, disclose any information relating to TWOLF or XRAY, as applicable, or any of their respective Subsidiaries to, afford access to their business, properties, assets, books or records, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking (or TWOLF or XRAY, as applicable, should know is seeking) to make, or has made, any Acquisition Proposal relating to TWOLF or XRAY, as applicable; (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries (other than provisions in such obligations customarily referred to as “don’t ask” provisions) or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; (iv) approve or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal, in each case, whether written or oral, binding or nonbinding, or enter into any agreement or agreement in principle requiring TWOLF or XRAY, as applicable, to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under this Agreement; or (v) resolve, propose or agree to do any of the foregoing. Each of TWOLF and XRAY shall, and shall cause their respective Subsidiaries and its and their respective Representatives to immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, with any third party conducted with respect to any Acquisition Proposal and shall request and, if necessary, enforce any rights to require any such third party (or its agents or advisors) in possession of information in respect of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries that was furnished by or on behalf of such party and their respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)    Notwithstanding the foregoing Section 7.1(a), at any time prior to receipt of the TWOLF Stockholder Approval, in the case of TWOLF, or receipt of the XRAY Stockholder approval, in the case of XRAY, in response to an unsolicited bona fide written Acquisition Proposal made after the Agreement Date, and not resulting from a material breach of Section 7.1(a), that the party’s board in receipt of such Acquisition Proposal determines in good faith (after consultation with its financial advisor and outside counsel) constitutes or would be reasonably likely to lead to a Superior Proposal in respect of such party, TWOLF or XRAY, as applicable, may, upon a good faith determination by such party’s board (after consultation with its outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law: (A) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, and (B) furnish information with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives and financing sources); provided, however, that TWOLF or XRAY, as applicable, and such Person enter into an Acceptable Confidentiality Agreement; provided, further, that any information concerning TWOLF or XRAY, as applicable, or any of their respective Subsidiaries provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to XRAY, in the case of any Acquisition Proposal related to TWOLF, or to TWOLF, in the case of any Acquisition Proposal related to XRAY, be provided or made available to such party as promptly as reasonably practicable after it is provided to such Person making such Acquisition Proposal.

(c)    Each of TWOLF and XRAY will as promptly as reasonably practicable (and in any event within twenty four (24) hours after receipt) notify the other party of its receipt of any Acquisition Proposal. Each of TWOLF and XRAY shall notify the other party, in writing, of any decision of its board as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide information with respect to it to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty four (24) hours after such determination was reached). TWOLF or XRAY, as applicable, will (i) provide the other party with (x) written notice indicating the identity of the Person making such Acquisition Proposal and the terms and conditions of any proposal or offer, (y) unredacted copies of all written materials relating to such Acquisition Proposal and (z) such other information as is reasonably necessary to keep the other party informed in all material respects of the status and material terms of any such Acquisition Proposal, (ii) keep the other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal received (and in any event within twenty four (24) hours following any such changes), including by providing an unredacted copy of all written proposals relating to any changes to any Acquisition Proposal, and (iii) promptly (and in any event within twenty four (24) hours of such determination) notify the other party of any determination by its board that such Acquisition Proposal constitutes a Superior Proposal.

Section 7.2    General Efforts to Consummate. Upon the terms and subject to the conditions set forth in this Agreement, XRAY and TWOLF shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Mergers; provided, however, that all obligations of TWOLF and XRAY relating to the HSR Act and other Antitrust Laws shall be governed exclusively by Section 7.3 and not this Section 7.2.

Section 7.3    Regulatory Approvals.

(a)    Each party hereto shall use its reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable within: (i) ten (10) Business Days after the Agreement Date an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers; and (ii) as promptly as practicable after the Agreement Date all other necessary or advisable filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under other applicable Antitrust Laws relating to the Mergers. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any reasonable requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Body relating to the Mergers; (B) act in good faith and cooperate with the other parties in connection with any investigation by any Governmental Body under any Antitrust Law relating to the Mergers; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law relating to the Mergers, subject to advice of such party’s counsel; and (D) request early termination of the waiting period under the HSR Act and take all other actions reasonably necessary consistent with this Section 7.3 to cause, as soon as reasonably possible (and in any event, not later than the Outside Date), the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law relating to the Mergers and the occurrence of the Effective Time. In connection with the foregoing, each party hereto shall use its reasonable best efforts: (v) to inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of, any communication from or to any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Mergers; (w) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication, understanding or agreement with any Governmental Body, in each case under any Antitrust Law relating to the Mergers, subject to an appropriate confidentiality agreement and the advice of such party’s antitrust counsel; (x) to give the other parties advance notice of, and permit the other party to participate in, any substantive meeting or conversation with any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Mergers; (y) if attending a meeting, conference, or conversation with a Governmental Body under any Antitrust Law relating to the Mergers, from which another party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending, to keep the other party reasonably apprised with respect thereto; and (z) to consult and cooperate with the other parties in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any Antitrust Law relating to the Mergers provided that material exchanged pursuant to this section (1) may be redacted as necessary (I) to address good faith legal privilege concerns, (II) to comply with applicable Law, and (III) to remove references concerning the valuation of TWOLF, XRAY or the combined TWOLF or (2) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. TWOLF and XRAY agree not to pull and refile any notification under the HSR Act or enter into any agreement with any Governmental

Body to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of TWOLF or XRAY, as applicable.

(b)    Without limiting the foregoing, TWOLF and XRAY shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint; and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date). For purposes of this Section 7.3, “reasonable best efforts” shall include (I) contesting and resisting any Legal Proceeding, and to avoid the entry of and, if necessary, have vacated, lifted, reversed or overturned any Restraint that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement under any Antitrust Law; and (II) the obligation by XRAY and any of its Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so would enable the parties to avoid, resolve, or lift a Restraint or Legal Proceeding under this Section 7.3: (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of TWOLF, XRAY, the Surviving Corporations, Holdco or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of TWOLF, XRAY, the Surviving Corporations, Holdco or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of TWOLF, XRAY, the Surviving Corporations, Holdco or any of their respective Subsidiaries; provided that, notwithstanding anything to the contrary in this Agreement, neither TWOLF nor XRAY shall be required to take, or cause to be taken, any action that, individually or in the aggregate, would have a material adverse effect on TWOLF or XRAY, as applicable (measured on a scale relative to the size of Holdco and its Subsidiaries, taken as a whole (assuming the transactions contemplated by this Agreement have been effected)).

(c)    Without limitation to the parties’ obligations hereunder, neither TWOLF nor XRAY shall, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not satisfying the condition set forth in Section 8.1(c); (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the Mergers or the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Mergers or the other transactions contemplated hereby.

Section 7.4    Stockholder Approvals.

(a)    Registration Statement and Stockholders Meetings.

(i)    As soon as practicable following the date of this Agreement, TWOLF and XRAY shall prepare, and the parties shall cause Holdco to file with the SEC, the joint proxy statement/prospectus relating to the Mergers and this Agreement (the “Joint Proxy Statement/Prospectus”), and XRAY and TWOLF shall prepare and cause Holdco to file with the SEC the Form S-4 (or similar successor form) in connection with the issuance of Holdco Common Stock in the Mergers (including any amendments or supplements thereto) (the “Registration Statement”), in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of TWOLF, XRAY and Holdco shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments received from the SEC as promptly as practicable). TWOLF, XRAY and Holdco shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Registration Statement, including the Joint Proxy Statement/Prospectus, received from the SEC. Holdco, XRAY and TWOLF shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and with a copy of all such filings made with the SEC.

Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both TWOLF and XRAY, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Change in Board Recommendation effected in accordance with Section 7.4(b). TWOLF shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to TWOLF’s stockholders, and XRAY shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to XRAY’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to TWOLF, XRAY, Holdco, or any of their respective affiliates, officers or directors, should be discovered by TWOLF, XRAY or Holdco that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of TWOLF and XRAY. Prior to the effectiveness of the Registration Statement: (a) TWOLF shall use reasonable best efforts to cause Cooley LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) XRAY shall use its reasonable best efforts to cause Skadden, Arps, Slate, Meagher & Flom LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.

(ii)    As promptly as practicable after the Registration Statement is declared effective under the Securities Act, TWOLF shall duly give notice of, convene and hold a meeting of its stockholders TWOLF Stockholder Meeting in accordance with the DGCL for the purpose of obtaining the TWOLF Stockholder Approval and shall, subject to the provisions of Section 7.4(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. TWOLF may only postpone or adjourn the TWOLF Stockholder’s Meeting (i) to solicit additional proxies for the purpose of obtaining the TWOLF Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that TWOLF has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of TWOLF prior to the TWOLF Stockholder Meeting; provided, however, that TWOLF shall postpone or adjourn the TWOLF Stockholder Meeting up to two (2) times for up to thirty days each time upon the reasonable request of XRAY.

(iii)    As promptly as practicable after the Registration Statement is declared effective under the Securities Act, XRAY shall duly give notice of, convene and hold the XRAY Stockholder Meeting in accordance with the DGCL for the purpose of obtaining the XRAY Stockholder Approval and shall, subject to the provisions of Section 7.4(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. XRAY may only postpone or adjourn the XRAY Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the XRAY Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that XRAY has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of XRAY prior to the XRAY Stockholder Meeting; provided, however, that XRAY shall postpone or adjourn the XRAY Stockholder Meeting up to two (2) times for up to thirty days each time upon the reasonable request of TWOLF.

(iv)    TWOLF and XRAY shall use reasonable best efforts to hold the TWOLF Stockholder Meeting and the XRAY Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(v)    The only matters to be voted upon at each of the TWOLF Stockholder Meeting and the XRAY Stockholder Meeting are (A) the Mergers, as applicable, (B) any adjournment or postponement of the TWOLF Stockholders Meeting or the XRAY Stockholder Meeting, as applicable, and (C) any other matters as are required by applicable Law to be voted on solely in connection with the transactions contemplated by this Agreement.

(vi)    Each of TWOLF and XRAY agrees that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of TWOLF and XRAY agrees that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, will, at the time the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of TWOLF and the stockholders of XRAY, respectively, and at the time of the TWOLF Stockholder Meeting and the XRAY Stockholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the TWOLF Stockholder Meeting or the XRAY Stockholder Meeting any fact or event relating to TWOLF or any of its Affiliates, or XRAY or any of its Affiliates, which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus should be discovered by TWOLF or XRAY or should occur, as the case may be, TWOLF or XRAY, as applicable, shall, promptly after becoming aware thereof, inform the other of such fact or event, and an appropriate amendment or supplement describing such fact or event shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of TWOLF and XRAY. Notwithstanding the foregoing, (A) no representation, warranty or covenant is made by TWOLF with respect to statements made or incorporated by reference therein based on information supplied by XRAY for inclusion or incorporation by reference therein, and (B) no representation, warranty or covenant is made by XRAY with respect to statements made or incorporated by reference therein based on information supplied by TWOLF for inclusion or incorporation by reference therein.

(vii)    Notwithstanding (A) any Change in Board Recommendation, (B) any public proposal or announcement or other submission to TWOLF or XRAY of an Acquisition Proposal or (C) or anything in this Agreement to the contrary, but subject to TWOLF’s and XRAY’s right to terminate this Agreement in accordance with its terms, including pursuant to Section 9.1(j) or Section 9.1(k), the obligations of each of TWOLF and XRAY under this Section 7.4 shall continue in full force and effect.

(b)    Neither the TWOLF Board, nor the XRAY Board nor any committee thereof shall (i) fail to make, withdraw, amend, modify or qualify, or publicly propose to withhold, withdraw, amend, modify or qualify, its Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for TWOLF Common Stock, in the case of any offer for TWOLF, or for XRAY Common Stock, in the case of any offer for XRAY, within ten (10) Business Days after the commencement of such offer, (iv) take any action to exempt or make any Person (other than XRAY or TWOLF) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation, (v) fail to affirm publicly and without qualification its Board Recommendation following any reasonable written request by the other party to provide such reaffirmation (including in the event of an Acquisition Proposal (other than pursuant to a commenced tender offer or exchange offer) having been publicly disclosed) prior to the earlier of (x) ten (10) calendar days following such request and (y) five (5) Business Days prior to the TWOLF Stockholder Meeting or XRAY Stockholder Meeting, as applicable, (provided, in the case of clause (y), that if such request is made fewer than five (5) Business Days prior to such meeting, then, notwithstanding the foregoing, the board in receipt of such request or any committee thereof shall have until the date that is (2) Business Days to such meeting respond to such request for reaffirmation), it being further agreed that no such request for such affirmation shall be made except once per Acquisition Proposal or material modification of such Acquisition Proposal, or (vi) resolve or agree to take any of the foregoing actions (each such foregoing action or failure to act in clauses (i) through (vi) being referred to as a “Change in Board Recommendation”). Notwithstanding the foregoing, the determination (but not the adoption, approval, recommendation or endorsement) by the TWOLF Board or XRAY Board, as applicable, that an Acquisition Proposal is or would be reasonably likely to lead to a Superior Proposal in accordance with Section 7.1(b) shall not, in and of itself, be deemed a “Change in Board Recommendation,” and the TWOLF Board or XRAY Board, as applicable, may, at any time prior to receipt of the relevant Stockholder Approval, take any of the actions set forth in Section 7.4(b)(i) and Section 7.4(b)(ii) below (provided, however, that prior to taking any such action, such party complies with Section 7.4(c) of this Agreement):

(i)    if there is an Intervening Event, effect a Change in Board Recommendation if such board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(ii)    effect a Change in Board Recommendation in response to an Acquisition Proposal if (A) such board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) such board concludes in good faith, after consultation with such party’s financial advisor and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal.

(c)    Notwithstanding anything to the contrary set forth in Section 7.4(b), the TWOLF Board and the XRAY Board shall not make a Change in Board Recommendation pursuant to Section 7.4(b)(i) and Section 7.4(b)(ii) unless: (A) TWOLF or XRAY, as applicable, shall have first provided prior written notice at least four (4) Business Days prior to making a Change in Board Recommendation (the “Notice Period”) to the other party of its intention to make a Change in Board Recommendation, which notice shall, if the basis for the proposed action by the its board is not related to an Acquisition Proposal, contain a description of the Intervening Event giving rise to such proposed action or, if the basis for the proposed action by its board is an Acquisition Proposal, include the information with respect to such Acquisition Proposal that is specified in Section 7.1(c) (a “Superior Proposal Notice”) (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Board Recommendation); (B) TWOLF or XRAY, as applicable, shall, and shall cause its respective financial advisor and legal counsel to, during the Notice Period, negotiate with the other party in good faith to make such amendments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such amendments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the party notifies the other party of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (C) the other party does not make, within the Notice Period, a proposal that is determined by its board of directors (after consultation with such party’s financial advisor and outside counsel), to cause the Intervening Event to no longer form the basis for its board to effect a Change in Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be; provided, that the public announcement of a Superior

Proposal Notice that such party determines that it is required to make under applicable Law shall not, in and of itself, constitute a Change in Board Recommendation, unless and until it shall have failed promptly after the end of the Notice Period to publicly announce that it (A) was recommending the Transactions and (B) has determined that such other Acquisition Proposal (taking into account (1) any modifications or adjustments made to the Transactions and agreed to by the parties and (2) any modifications or adjustments made to such other Acquisition Proposal) was not a Superior Proposal and was rejecting such Superior Proposal.

(d)    Nothing in this Agreement shall prohibit the TWOLF Board or the XRAY Board from (i) taking and disclosing to their respective stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to their respective stockholders that it determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with the board’s fiduciary duties under applicable Law; provided, however, the foregoing rules and permitted disclosures will in no way eliminate or modify the effect that any action pursuant to such rules or disclosures would otherwise have under this Agreement.

Section 7.5    Notification of Certain Events. Each of TWOLF and XRAY shall, as promptly as reasonably practicable, notify the other:

(a)    upon becoming aware that any material representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any material failure of such Person to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, such that any condition to the Mergers would fail to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Mergers, or the remedies available to the parties hereto, and provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 8.2(a), Section 8.3(a), Section 9.1(h) or Section 9.1(i) of this Agreement, as applicable.

(b)    the receipt of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Mergers;

(c)    of any material written communication from any Governmental Body related to the Mergers; and

(d)    of any proceedings commenced and served upon it or any TWOLF Subsidiaries, or to the Knowledge of TWOLF, threatened in writing against TWOLF or any TWOLF Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

Section 7.6    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (b) the Effective Time, and (c) the valid termination of this Agreement pursuant to Section 9.1 (such period being referred to herein as the “Interim Period”), each of TWOLF and XRAY shall, and shall cause their respective Representatives, to: (i) provide XRAY or TWOLF, as applicable, with reasonable access in a manner not unreasonably disruptive to the operation of the businesses of TWOLF or XRAY, as applicable, or to their respective Subsidiaries, during normal business hours to TWOLF’s or XRAY’s, as applicable, and each of their respective Subsidiary’s, Representatives, books, records, Tax Returns, operating and financial reports, work papers, assets, Contracts and other documents and information relating to TWOLF or to XRAY, as applicable, or to their respective Subsidiaries; and (ii) provide XRAY or TWOLF, as applicable, and their respective Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to TWOLF or XRAY, as applicable, and their respective Subsidiaries, and with such additional financial, operating and other data and information regarding TWOLF or XRAY, as applicable, and their respective Subsidiaries, as the other party may reasonably request. Information obtained by XRAY or TWOLF, as applicable, pursuant to this Section 7.6 will constitute “Confidential Information” (subject to any exception contained in such definition) under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 7.6 shall require TWOLF or XRAY to permit any inspection, or to disclose any information, that in the reasonable judgment of such party, would reasonably be expected to: (A) violate any of its or its Affiliates’ respective Contract obligations with respect to confidentiality; (B) result in a violation of applicable Law or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine. Without limiting the foregoing, in the event that TWOLF or XRAY does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to the other party that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law or Contract, or risk waiver of such privilege, including by using reasonable best efforts to obtain the required consent of any third party necessary to provide such disclosure or developing an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party.

Section 7.7    Confidentiality. The parties hereto acknowledge that XRAY and TWOLF have previously executed a mutual confidentiality agreement, dated as of June 14, 2019, as amended on September 10, 2019 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

Section 7.8    Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by XRAY and TWOLF. Except as permitted in accordance with Section 7.4, XRAY and TWOLF shall thereafter consult with the other party before issuing, and give the other party the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of such party are listed, in which case such party shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.9    Employee Matters.

(a)    For purposes of this Section 7.9, (i) the term “Covered Employees” means employees who are actively employed by TWOLF or any TWOLF Subsidiary or XRAY or any XRAY Subsidiary immediately after the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)    During the Continuation Period, Holdco shall, or shall cause a Subsidiary of Holdco to, provide to each Covered Employee for so long as such Covered Employee remains employed by of Holdco or any of its Subsidiaries during the Continuation Period, (i) annual base salary or base wage rate and target cash incentive compensation opportunities (for the avoidance of doubt, excluding equity incentives), in each case, that are no less favorable than such annual base salary or base wage rate and target cash incentive compensation opportunities provided to the Covered Employee immediately prior to the Effective Time, (ii) severance pay and benefits at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the TWOLF Plans or XRAY Plans, as applicable, immediately prior to the Effective Time, and (iii) other employee benefits that are substantially comparable, in the aggregate, to the greater of those provided to Covered Employees under the TWOLF Plans or XRAY Plans, as applicable, immediately prior to the Effective Time; provided, however, that the benefits provided under clause (iii) may be adjusted earlier than the final day of the Continuation Period in connection with the adoption of benefit programs that are intended to cover Covered Employees on a harmonized basis, such that employees of TWOLF or any TWOLF Subsidiary are treated no less favorably than similarly situated employees of XRAY or any XRAY Subsidiary, and vice versa.

(c)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Holdco or any of its Subsidiaries (“Holdco Employee Benefit Plan”) following the Effective Time, Holdco shall, or shall cause a Subsidiary of Holdco to, for Covered Employees who become eligible during the calendar year including the Effective Time, (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Holdco Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the TWOLF or XRAY Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Holdco Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Holdco Employee Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Holdco Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Holdco Employee Benefit Plan for the plan year in which the Effective Time occurs.

(d)    As of the Effective Time, Holdco shall recognize, or shall cause a Subsidiary of Holdco to recognize, all service of each Covered Employee prior to the Effective Time, to TWOLF (or any predecessor entities of TWOLF or any of the TWOLF Subsidiaries) or XRAY (or any predecessor entities of XRAY or any of the XRAY Subsidiaries), as applicable, for purposes of eligibility, vesting and level of benefits (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical program) to the same extent as such Covered Employee received, immediately before the Effective Time, credit for such service under any similar TWOLF Plan or XRAY Plan, as applicable, in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 7.9 result in any duplication of benefits for the same period of service.

(e)    This Section 7.9 shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Section 7.9, express or implied, (i) shall be construed to limit the right of Holdco, XRAY, TWOLF, or any of their respective Subsidiaries to amend, modify or terminate any TWOLF Plan or XRAY Plan or other employee benefit plan, program, policy, practice, agreement or arrangement at any time assumed, established, sponsored, or maintained by any of them, (ii) shall be construed to require Holdco, XRAY, TWOLF, or any of their respective Subsidiaries to retain the employment of any particular Person for any fixed period of time following the Effective Time, (iii) shall be construed to establish, amend, or modify any benefit plan, program, policy, practice, agreement or arrangement or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement or any remedy of any nature whatsoever hereunder.

Section 7.10    Indemnification, Exculpation and Insurance.

(a)    From and after the Effective Time, Holdco shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of TWOLF or XRAY or any of their Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or employees of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries or is or was serving at the request of TWOLF or XRAY, as applicable, or any of their respective Subsidiaries as a director, officer or employee of another person or in respect of any acts or omissions in their capacities as such occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified

Parties are indemnified as of the date of this Agreement by TWOLF pursuant to the TWOLF Certificate of Incorporation, the By-laws of TWOLF or the governing or organizational documents of any subsidiary of TWOLF, or by XRAY pursuant to the XRAY Certificate of Incorporation, the By-laws of XRAY or the governing organizational documents of any subsidiary of XRAY, as applicable, or and any indemnification agreements in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Holdco to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by TWOLF pursuant to the TWOLF Certificate of Incorporation, the By-laws of TWOLF or the governing or organizational documents of any Subsidiary of TWOLF, or by XRAY pursuant to the XRAY Certificate of Incorporation, the By-laws of XRAY or the governing or organizational documents of any Subsidiary of XRAY, as applicable, and any indemnification agreements in existence as of the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the TWOLF Certificate of Incorporation or the By-laws of TWOLF, or the XRAY Certificate of Incorporation or the By-laws of XRAY, as applicable, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Holdco shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Holdco, XRAY Surviving Corporation or TWOLF Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Holdco, XRAY Surviving Corporation and/or TWOLF Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Holdco, XRAY Surviving Corporation and/or TWOLF Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.10(a).

(b)    For a period of six years from and after the Effective Time, Holdco shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by TWOLF or XRAY or any of their Subsidiaries or provide substitute polices for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Holdco be required to pay with respect to such insurance policies (or substitute insurance policies) (i) of TWOLF in respect of any one policy year more than 300% of the annual premium payable by TWOLF for such insurance for the prior twelve months (the “TWOLF Maximum Amount”), and if Holdco is unable to obtain the insurance required by this Section 7.10 it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the TWOLF Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, TWOLF may obtain at or prior to the Effective Time a six (6) year “tail” policy under TWOLF’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the TWOLF Maximum Amount, or (ii) of XRAY in respect of any one policy year more than 300% of the annual premium payable by XRAY for such insurance for the prior twelve months (the “XRAY Maximum Amount”), and if XRAY is unable to obtain the insurance required by this Section 7.10 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the XRAY Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, XRAY may obtain at or prior to the Effective Time a six (6) year “tail” policy under XRAY’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the XRAY Maximum Amount.

(c)    The provisions of this Section 7.10 shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.11    Stockholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 9.1 and subject to applicable Law: (a) TWOLF and XRAY shall promptly advise each other in writing of any stockholder litigation against TWOLF or XRAY or any of its or their respective directors or officers relating to this Agreement or the Mergers and shall keep each other fully informed regarding any such stockholder litigation; (b) TWOLF and XRAY shall give each other reasonable opportunity, at such participant’s sole cost and expense, to participate, subject to a customary joint defense agreement, in the defense of any action, claim, suit or proceeding against TWOLF or XRAY or its directors or officers relating to the Mergers or the other transactions contemplated hereby, and no such settlement will be agreed to or offered without the prior written consent of such participant, which consent shall not be unreasonably withheld, conditioned or delayed. Each of TWOLF and XRAY shall, and shall cause their respective Subsidiaries to, cooperate in the defense or negotiation or settlement of any litigation contemplated by this Section 7.11. The parties acknowledge that this Section 7.11 in no way limits the parties’ obligations under Section 7.3.

Section 7.12    Section 16 Matters. The parties hereto shall take all such steps as may reasonably be required to cause the transactions contemplated by this Agreement, and any other dispositions of equity securities (including derivative securities) of TWOLF or acquisitions of equity securities of XRAY by each officer and director of XRAY, Holdco or TWOLF who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to XRAY, Holdco or TWOLF, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13    Filing of Form S-8; Listing of Additional Shares. Holdco agrees to file, as soon as reasonably practicable but in no event later than five (5) Business Days following the Effective Time, a registration statement on Form S-8 (or any successor form) (if available) with respect to the shares of Holdco Common Stock issuable with respect to Holdco Options and Holdco RSUs issuable pursuant to Section 3.2, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Holdco Options and Holdco RSUs issuable pursuant to Section 3.2 remain outstanding. Holdco shall at times ensure that there will remain a sufficient number of unissued shares of Holdco Common Stock to meet its share issuance obligations in connection with the Holdco Options and Holdco RSUs. Holdco shall take all action reasonably necessary to cause the shares of Holdco Common Stock to be issuable upon the exercise of Holdco Options, to be approved for listing on NASDAQ at or prior to the Effective Time.

Section 7.14    Stock Exchange Listing. Each of XRAY and TWOLF shall take all action necessary to cause the Holdco Common Stock to be issued in connection with the Mergers to be listed on NASDAQ, subject to official notice of issuance, at or prior to the Closing Date.

Section 7.15    Tax Treatment. Each of XRAY, TWOLF and their respective Subsidiaries shall use reasonable best efforts to cause (a) each of the XRAY Merger and TWOLF Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code and (b) the delivery of the opinions of counsel referred to in Section 8.2(d) and Section 8.3(d). The parties shall report each of the Mergers in a manner consistent with such qualification. None of XRAY, TWOLF or any of their respective Subsidiaries shall take any action, or allow any affiliate to take any action, that could reasonably be expected to preclude any of the foregoing.

Section 7.16    Transfer Taxes. XRAY and TWOLF shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 7.17    Mutual Financing Cooperation.

(a)    During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Mergers, the Debt Financing and the other transactions contemplated by this Agreement, regarding each party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to Indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise with respect to refinancing or retaining a party’s or its Subsidiaries’ credit agreements or senior notes and arrangements contemplated by that certain Debt Commitment Letter.

(b)    Notwithstanding anything to the contrary contained in Section 7.17(a), nothing in this Section 7.17 shall require any such cooperation to the extent that it would (i) require the parties hereto or any of their respective Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement, (ii) unreasonably interfere with the ongoing business or operations of such party or any of its Subsidiaries, (iii) require a party or any of its Subsidiaries to take any action that will conflict with or violate the TWOLF Charter Documents or the XRAY Charter Documents, as the case may be, or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any TWOLF Material Contract or XRAY Material Contract, as the case may be, or (iv) require a party or any of its Subsidiaries to enter into or approve any financing agreement for the Debt Financing prior to the Effective Time.

(c)    Each party hereby consents to the use of its and its Subsidiaries’ Trademarks in connection with the Debt Financing; provided that such Trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage such party or any of its Subsidiaries or the reputation or goodwill of such party or any of its Subsidiaries.

(d)    If this Agreement is terminated pursuant to Section 9.1 (other than a termination pursuant to Section 9.1(i)), then each of XRAY and TWOLF shall bear and pay one-half of the costs and expenses (other than the fees and expenses of any attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with the Debt Financing.

ARTICLE VIII

CONDITIONS TO MERGERS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(b)    Stockholder Approvals. Each of the TWOLF Stockholder Approval and the XRAY Stockholder Approval shall have been obtained.

(c)    Regulatory Approvals. The waiting periods (including all extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any other approvals or consents required under the Antitrust Laws of the jurisdictions listed on Section 8.1(c) shall have been obtained.

(d)    No Legal Restraints. No Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body having competent jurisdiction over TWOLF or XRAY (each, a “Restraint”) shall be continuing and in effect enjoining, restraining, preventing or prohibiting the consummation of the Mergers or making consummation of the Mergers illegal; provided, that any Restraint with respect to any foreign Antitrust Law other than those set forth on Section 8.1(c) of the TWOLF Disclosure Schedule shall be disregarded for purposes of this Section 8.1(d).

(e)    NASDAQ Listing. The shares of Holdco Common Stock issuable in the Mergers shall have been authorized and approved for listing on NASDAQ upon official notice of issuance.

Section 8.2    Conditions to Obligations of XRAY to Effect the XRAY Merger. The respective obligations of XRAY to effect the XRAY Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)    Covenants and Agreements. TWOLF shall have performed or complied in all material respects with its obligations, covenants or agreements under the Agreement and XRAY shall have received a certificate validly executed and signed on behalf of TWOLF by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b)    TWOLF Representations and Warranties. The representations and warranties of TWOLF set forth in: (i) Section 4.2 and Section 4.6(a)(ii) shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time, other than with respect to Section 4.2, immaterial inaccuracies; (ii) Section 4.3(a) and Section 4.3(b) (1) that are qualified by “materiality” or “Material Adverse Effect” or similar language shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period) and (2) that are not qualified by “materiality” or “Material Adverse Effect” or similar language shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period); and (iii) the rest of Article IV (other than those provisions described in clauses (i) and (ii) above) shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except in the case of this clause (iii), where the failure to be so true and correct (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or similar language, other than with respect to Section 4.6(a)) would not have a Material Adverse Effect on TWOLF. XRAY shall have received a certificate validly executed and signed on behalf of TWOLF by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c)    No TWOLF Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing any Material Adverse Effect with respect to TWOLF.

(d)    Tax Opinion. XRAY shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to XRAY, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the XRAY Merger and the TWOLF Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations contained in certificates of XRAY, Holdco and TWOLF and others, and the parties hereto agree to provide Skadden, Arps, Slate, Meagher & Flom LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 8.3    Conditions to Obligations of TWOLF to Effect the TWOLF Merger. The obligations of TWOLF to effect the TWOLF Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)    Covenants and Agreements. XRAY shall have performed or complied in all material respects with their respective obligations, covenants or agreements under the Agreement and TWOLF shall have received a certificate validly executed and signed on behalf of XRAY by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(b)    XRAY Representations and Warranties. The representations and warranties of XRAY set forth in: (i) Section 5.2 and Section 5.6(a)(ii) shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time, other than, with respect to Section 5.2, immaterial inaccuracies; (ii) Section 5.3(a) and Section 5.3(b) (1) that are qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period) and (2) that are not qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period); and (iii) the rest of Article V (other than those provisions described in clauses (i) and (ii) above) shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time as if made at and as of such time (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except in the case of this clause (ii), where the failure to be so true and correct (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or similar language, other than with respect to Section 5.6(a)) would not have a Material Adverse Effect on XRAY. TWOLF shall have received a certificate validly executed and signed on behalf of the XRAY by its chief executive officer and chief financial officer certifying that this condition has been satisfied.

(c)    No XRAY Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing any Material Adverse Effect with respect to XRAY.

(d)    Tax Opinion. TWOLF shall have received an opinion of Cooley LLP, in form and substance reasonably satisfactory to TWOLF, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the XRAY Merger and the TWOLF Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code. In rendering such opinion, Cooley LLP may receive and rely upon representations contained in certificates of XRAY, Holdco and TWOLF and others, and the parties hereto agree to provide Cooley LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 8.4    FIRPTA Certificate. Prior to the respective Effective Time, each of TWOLF and XRAY shall deliver to Holdco a duly executed certificate (a “FIRPTA Certificate”), dated not more than thirty (30) days prior to the respective Effective Time, certifying that (A) TWOLF and XRAY, respectively, are not and in the preceding five (5) year period have never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder or (B) none of the Equity Interests in TWOLF or XRAY, respectively, constitutes a “United States real property interest” as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder, which certificate shall be in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably satisfactory to Holdco; provided, however, that if TWOLF or XRAY fails to provide the FIRPTA Certificate, the transactions shall nonetheless close and Holdco shall withhold from the TWOLF Merger Consideration and/or the XRAY Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Holdco.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the Transactions, including the Mergers, may be abandoned at any time prior to the Effective Time, (other than in the case of Section 9.1(a)) by written notice of TWOLF or XRAY to the other party, as applicable:

(a)    by mutual written consent of XRAY and TWOLF at any time prior to the receipt of the TWOLF Stockholder Approval and the XRAY Stockholder Approval;

(b)    by either XRAY or TWOLF, if the Mergers shall have not been consummated on or prior to 5:00 p.m., Pacific time, on September 30, 2020 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure of the Mergers to occur prior to the Outside Date was proximately caused by, or resulted from, the action or failure of such party to act and such action or failure constituted a material breach of this Agreement.

(c)    by either XRAY or TWOLF, if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the consummation of the Mergers;

(d)    by either XRAY or TWOLF, if the TWOLF Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the TWOLF Stockholder Meeting (or any valid adjournment or postponement thereof);

(e)    by either XRAY or TWOLF, if the XRAY Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the XRAY Stockholder Meeting (or any valid adjournment or postponement thereof);

(f)    by XRAY, at any time prior to the receipt of the TWOLF Stockholder Approval, if a TWOLF Triggering Event shall have occurred;

(g)    by TWOLF, at any time prior to the receipt of the XRAY Stockholder Approval, if an XRAY Triggering Event shall have occurred;

(h)    by XRAY, if (i) there shall have been a material breach of any covenant, obligation or agreement on the part of TWOLF set forth in this Agreement; or (ii) any representation or warranty of TWOLF set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in conditions set forth in Section 8.2(a) or Section 8.2(b) not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) Business Days of the date XRAY gives TWOLF notice of such breach or inaccuracy; provided, however, that XRAY shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if XRAY is then in material breach of any of its representations, warranties, covenants, obligations or agreements hereunder such that TWOLF has the right to terminate this Agreement pursuant to Section 9.1(i);

(i)    by TWOLF, if (i) there shall have been a material breach of any covenant, obligation or agreement on the part of XRAY set forth in this Agreement; or (ii) any representation or warranty of XRAY set forth in Article V of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the conditions set forth in Section 8.3(a) or Section 8.3(b) not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within fifteen (15) Business Days of the date TWOLF gives XRAY notice of such breach or inaccuracy; provided, however, that TWOLF shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if TWOLF is then in material breach of any of its representations, warranties, covenants, obligations or agreements hereunder such that XRAY has the right to terminate this Agreement pursuant to Section 9.1(h);

(j)    by TWOLF, at any time prior to the receipt of the TWOLF Stockholder Approval, to enter into a definitive acquisition agreement authorized by the TWOLF Board providing for a TWOLF Superior Proposal if, concurrently with such termination, TWOLF enters into such definitive acquisition agreement; provided that TWOLF shall have complied in all material respects with Section 7.1 with respect to such TWOLF Superior Proposal, and prior to or concurrently with such termination TWOLF pays to XRAY the TWOLF Termination Fee; or

(k)    by XRAY, at any time prior to the receipt of the XRAY Stockholder Approval to enter into a definitive acquisition agreement authorized by the XRAY Board providing for an XRAY Superior Proposal and, concurrently with such termination, XRAY enters into such definitive acquisition agreement; provided that XRAY shall have complied in all material respects with Section 7.1 with respect to such XRAY Superior Proposal and prior to or concurrently with such termination XRAY pays to TWOLF the XRAY Termination Fee.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than pursuant to Section 9.1(a)), and this Agreement shall be of no further force or effect, and there shall be no damages or liability on the part of XRAY or TWOLF or their respective directors, officers, employees, stockholders, Representatives, agents or advisors, other than, with respect to XRAY and TWOLF, the obligations pursuant to the Confidentiality Agreement; provided, however, that (i) this Section 9.2, Section 9.3 and Article X (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) nothing herein shall relieve any party hereto from liability as a result of fraud, the willful and material breach by such party of its representations, warranties, covenants, obligations or other agreements set forth in this Agreement. For purposes of this Agreement, (x) “fraud” means actual fraud under the Laws of the State of Delaware and (y) “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a material breach of this Agreement.

Section 9.3    Termination Fees.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    If, but only if, this Agreement is terminated:

(i)    by TWOLF, pursuant to Section 9.1(j) (TWOLF Superior Proposal);

(ii)    by XRAY, prior to the receipt of the TWOLF Stockholder Approval pursuant to Section 9.1(f) (TWOLF Triggering Event); or

(iii)    (x) (A) by TWOLF or XRAY pursuant to Section 9.1(b) (Outside Date) (provided, in the case of a termination by TWOLF, XRAY had the right to terminate this Agreement pursuant to Section 9.1(b)), (B) by TWOLF or XRAY, pursuant to Section 9.1(d) (Failure to Obtain TWOLF Stockholder Approval at TWOLF Stockholder Meeting), (C) by XRAY pursuant to Section 9.1(h) (Breach of TWOLF Covenants) or (D) by XRAY or TWOLF pursuant to Section 9.1(c) (Legal Restraint) (but only if at such time XRAY also had the right to terminate this Agreement pursuant to Section 9.1(h)); (y) a TWOLF Acquisition Transaction shall have been publicly disclosed and shall not have been publicly withdrawn: (1) in the case of clause (A) above, prior to the Outside Date, or (2) in the case of clause (B) above, at least five (5) Business Days prior to the date of the TWOLF Stockholder Meeting, or (3) in the case of clause (C) above, prior to a material breach by TWOLF that gives rise to XRAY’s termination right pursuant to Section 9.1(h); and (z) within twelve (12) months after such termination of this Agreement, (1) TWOLF shall have entered into a definitive agreement with respect to any TWOLF Acquisition Transaction that is subsequently consummated or (2) a transaction contemplated by any TWOLF Acquisition Transaction occurs involving TWOLF (it being understood that, for purposes of this clause (z) above, each reference to “fifteen percent (15%)” in the definition of “TWOLF Acquisition Transaction” shall be deemed a reference to “fifty percent (50%)”), then TWOLF shall pay to XRAY the TWOLF Termination Fee. The TWOLF Termination Fee payable pursuant to this Section 9.3(b) shall be paid by wire transfer of same-day funds no later than the third (3rd) Business Day following termination pursuant to Section 9.1(d) or Section 9.1(f) at any time after the occurrence of any TWOLF Triggering Event and concurrently with any termination pursuant to Section 9.1(j) or on the date TWOLF consummates a transaction requiring payment of the TWOLF Termination Fee pursuant to Section 9.3(b)(iii). Upon payment of the TWOLF Termination Fee, except for Enforcement Costs that may be payable pursuant to Section 9.3(f), TWOLF shall have no further liability to XRAY with respect to this Agreement or the Transactions; provided that nothing herein shall release TWOLF from liability for fraud or the willful and material breach of this Agreement.

(c)    If, but only if, this Agreement is terminated pursuant to Section 9.1(d) (Failure to Obtain TWOLF Stockholder Approval at TWOLF Stockholder Meeting), then TWOLF shall pay to XRAY, in cash, within three (3) Business Days of the date of such termination, XRAY’s reasonable, documented, out-of-pocket expenses paid to third parties in connection with the Transactions; provided, that such expenses shall not exceed $10,000,000 (the “TWOLF Expense Reimbursement Amount”). The payment of the TWOLF Expense Reimbursement Amount contemplated by this Section 9.3(c) shall be made by wire transfer of immediately available funds to an account designated by XRAY and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. Upon payment of such TWOLF Expense Reimbursement Amount, except for Enforcement Costs that may be payable pursuant to Section 9.3(f), TWOLF shall have no further liability to XRAY with respect to this Agreement or the transactions contemplated hereby other than a subsequent payment of the TWOLF Termination Fee if required to be made pursuant to Section 9.3(b) (it being understood that the amount of any such subsequent payment shall be reduced by the amount of any payments made by TWOLF pursuant to this Section 9.3(c)); provided that nothing herein shall release TWOLF from liability for fraud or the willful and material breach of this Agreement.

(d)    If, but only if, this Agreement is terminated:

(i)    by XRAY, pursuant to Section 9.1(k) (XRAY Superior Proposal);

(ii)    by TWOLF, prior to the receipt of the XRAY Stockholder Approval, pursuant to Section 9.1(g) (XRAY Triggering Event); or

(iii)    (x) (A) by XRAY or TWOLF pursuant to Section 9.1(b) (Outside Date) (provided, in the case of a termination by XRAY, TWOLF had the right to terminate this Agreement pursuant to Section 9.1(b)), (B) by XRAY or TWOLF pursuant to Section 9.1(e) (Failure to Obtain XRAY Stockholder Approval at XRAY Stockholder Meeting), (C) by TWOLF pursuant to Section 9.1(i)

(Breach of XRAY Covenants) or (D) by XRAY or TWOLF pursuant to Section 9.1(c) (but only if at such time TWOLF had the right to terminate this Agreement pursuant to Section 9.1(i)); (y) an XRAY Acquisition Transaction shall have been publicly disclosed and shall not have been publicly withdrawn: (1) in the case of clause (A) above, prior to the Outside Date, or (2) in the case of clause (B) above, at least five (5) Business Days prior to the date of the XRAY Stockholder Meeting, or (3) in the case of clause (C) above, prior to a material breach by XRAY that gives rise to TWOLF’s termination right pursuant to Section 9.1(i); and (z) within twelve (12) months after such termination of this Agreement, (1) XRAY shall have entered into a definitive agreement with respect to any XRAY Acquisition Transaction that is subsequently consummated or (2) a transaction contemplated by any XRAY Acquisition Transaction occurs involving XRAY (it being understood that, for purposes of this clause (z) above, each reference to “fifteen percent (15%)” in the definition of “XRAY Acquisition Transaction” shall be deemed a reference to “fifty percent (50%)”), then XRAY shall pay to TWOLF the XRAY Termination Fee. The XRAY Termination Fee payable pursuant to this Section 9.3(d) shall be paid by wire transfer of same-day funds no later than the third (3rd) Business Day following termination pursuant to Section 9.1(e) or Section 9.1(g) at any time after the occurrence of any XRAY Triggering Event and concurrently with any termination pursuant to Section 9.1(k) or on the date XRAY consummates such transaction requiring payment of the XRAY Termination Fee pursuant to Section 9.3(d)(iii). Upon payment of the XRAY Termination Fee, except for any Enforcement Costs that may be payable pursuant to Section 9.3(f), XRAY shall have no further liability to TWOLF with respect to this Agreement or the Transactions; provided that nothing herein shall release TWOLF from liability for fraud or the willful and material breach of this Agreement.

(e)    If, but only if, this Agreement is terminated pursuant to Section 9.1(e) (Failure to Obtain XRAY Stockholder Approval at the XRAY Stockholder Meeting), then XRAY shall pay to TWOLF, in cash, within three (3) Business Days of the date of such termination, TWOLF’s reasonable, documented, out-of-pocket expenses paid to third parties in connection with the Transactions; provided, that such expenses shall not exceed $10,000,000 (the “XRAY Expense Reimbursement Amount”). The payment of the XRAY Expense Reimbursement Amount contemplated by this Section 9.3(e) shall be made by wire transfer of immediately available funds to an account designated by TWOLF and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. Upon payment of such XRAY Expense Reimbursement Amount, except for any Enforcement Costs that may be payable pursuant to Section 9.3(f), XRAY shall have no further liability to TWOLF with respect to this Agreement or the transactions contemplated hereby other than a subsequent payment of the XRAY Termination Fee if required to be made pursuant to Section 9.3(d) (it being understood that the amount of any such subsequent payment shall be reduced by the amount of any payments made by XRAY pursuant to this Section 9.3(e) in respect of the XRAY Expense Reimbursement Amount); provided that nothing herein shall release any party from liability for fraud or the willful and material breach by XRAY of this Agreement.

(f)    The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. For the avoidance of doubt, all payments under this Section 9.3 (including the TWOLF Termination Fee and the XRAY Termination Fee) shall be payable only once and not in duplication, even though the payments under this Section 9.3 may be payable under one or more provisions hereof. If TWOLF or XRAY, as applicable, fails promptly to pay the applicable payment under this Section 9.3 when due and payable, and, in order to obtain such payment, TWOLF or XRAY, as the case may be, commences an action or other proceeding that results in an award against TWOLF or XRAY, as applicable, for such payment under this Section 9.3, TWOLF or XRAY, as applicable, shall pay the other party’s costs and expenses (including reasonable attorneys’ fees and expenses) (“Enforcement Costs”) in connection with such action or proceeding, together with interest on the amount of the payment due under this Section 9.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto; provided, however, that after receipt of the TWOLF Stockholder Approval or the XRAY Stockholder Approval, there shall be made no amendment or supplement that by Law requires further approval by the stockholders of TWOLF or XRAY without the further approval of such stockholders. Notwithstanding anything to the contrary, none of the second sentence of Section 10.4, Section 10.5 or this Section 10.1 shall be amended, modified or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of such adversely affected Financing Source.

Section 10.2    Extension of Time; Waiver. Any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the TWOLF Disclosure Schedule, the XRAY Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Mergers.

Section 10.4    Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the TWOLF Disclosure Schedule, the XRAY Disclosure Schedule, the documents and instruments relating to the Transactions referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to Section 10.1, Section 10.5 and this sentence, which are intended for the benefit of, and shall be enforceable by, the Financing Sources, to the extent related to the Debt Financing.

Section 10.5    Applicable Law; Jurisdiction.

(a)    This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Mergers shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Mergers shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL

RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING.

(b)    Notwithstanding Section 10.5(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether at law, in contract, in tort or otherwise) against any Financing Source relating to this Agreement, the Debt Commitment Letter or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

(c)    Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Mergers or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.6    Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

Section 10.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that TWOLF Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Holdco without the consent of TWOLF; provided that no assignment shall relieve TWOLF Merger Sub of any of its obligations under this Agreement; provided, further, that any such pledge shall not be effective until the Effective Time. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 10.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the business day following the date of transmission:

If to XRAY:

Xperi Corporation

3025 Orchard Pkwy,

San Jose, CA 95134

Attn: Paul Davis

Email: Paul.Davis@xperi.com

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attn: Kenton J. King and Mike Ringler

Email: kenton.king@skadden.com and mike.ringler@skadden.com

Phone: (650) 470-4500

if to TWOLF:

TiVo Corporation

2160 Gold St,

San Jose, CA 95002

Attn: Pamela Sergeeff

Email: Pamela.Sergeeff@tivo.com

with a copy to (which copy shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attn: Jon Gavenman, Steve Tonsfeldt and Ian Nussbaum

Email: jgavenman@cooley.com, stonsfeldt@cooley.com and

inussbaum@cooley.com

Phone: (650) 843-5000

Section 10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10    Construction.

(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided by means of being provided for review without interruption on or prior to the Agreement Date in the virtual dataroom set up by TWOLF or XRAY, as applicable, in connection with the transactions contemplated by this Agreement.

(f)    The term “or” shall not be exclusive and shall be deemed to be “and/or.”

Section 10.11    Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

XPERI CORPORATION
By:	/s/ Jon Kirchner
Name: Jon Kirchner Title: CEO

[Signature Page to Agreement and Plan of Merger and Reorganization]

TIVO CORPORATION

By:	/s/ David Shull
Name: David Shull Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

XRAY-TWOLF HOLDCO CORPORATION

By:	/s/ Paul Davis
Name: Paul Davis Title: Director

By:
Name: Pamela Sergeeff Title: Director

XRAY MERGER SUB CORPORATION

By:	/s/ Paul Davis
Name: Paul Davis Title: Director

By:
Name: Pamela Sergeeff Title: Director

[Signature Page to Agreement and Plan of Merger and Reorganization]

XRAY-TWOLF HOLDCO CORPORATION

By:
Name: Paul Davis Title: Director

By:	/s/ Pamela Sergeeff
Name: Pamela Sergeeff Title: Director

XRAY MERGER SUB CORPORATION

By:
Name: Paul Davis Title: Director

By:	/s/ Pamela Sergeeff
Name: Pamela Sergeeff Title: Director

[Signature Page to Agreement and Plan of Merger and Reorganization]

TWOLF MERGER SUB CORPORATION

By:	/s/ Paul Davis
Name: Paul Davis Title: Director

By:
Name: Pamela Sergeeff Title: Director

[Signature Page to Agreement and Plan of Merger and Reorganization]

TWOLF MERGER SUB CORPORATION

By:
Name: Paul Davis Title: Director

By:	/s/ Pamela Sergeeff
Name: Pamela Sergeeff Title: Director

[Signature Page to Agreement and Plan of Merger and Reorganization]

ANNEX A

DEFINITIONS

1.    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acceptable Confidentiality Agreement” means an agreement executed, delivered and effective after the Agreement Date, containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receive non-public information of, or with respect to, TWOLF or XRAY, as applicable, to keep such information confidential; provided, however, that the provisions contained therein are no less favorable to TWOLF or XRAY, as applicable, than the provisions of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal); provided, further, an “Acceptable Confidentiality Agreement” shall not include any provision (i) granting any exclusive right to negotiate with such counterparty, (ii) prohibiting TWOLF or XRAY, as applicable, from satisfying its obligations hereunder or (iii) requiring TWOLF or XRAY, as applicable, or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

“Acquisition Proposal” means, in the case of TWOLF, a TWOLF Acquisition Proposal and in the case of XRAY, an XRAY Acquisition Proposal.

“Acquisition Transaction” means, in the case of TWOLF, a TWOLF Acquisition Transaction and in the case of XRAY, an XRAY Acquisition Transaction.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade or substantial lessening of competition.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the States of California or Delaware, or is a day on which banking institutions located in the States of California or Delaware are authorized or required by Law or other governmental action to close.

“Contract” means any legally binding agreement, contract, subcontract, lease, sublease, license, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code, (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Section 701 et seq. of ERISA and Sections 9801 et seq. of the Code, and (e) any foreign Law similar to the foregoing clauses (a) through (d).

“Debt Commitment Letter” means the commitment letter, dated as of the date hereof, among XRAY, TWOLF, Bank of America, N.A., BofA Securities, Inc. and Royal Bank of Canada (together with all exhibits, annexes, schedules and attachments thereto).

“Debt Financing” means the financing contemplated by the Debt Commitment Letter (or any alternative or replacement Debt Financing).

“Debt Payoffs” means, the discharge and/or prepayment in full of indebtedness on or prior to the Closing Date (i) by TWOLF under the (x) the Credit and Guaranty Agreement, dated as of November 22, 2019, by and among

TWOLF, as borrower, the guarantors party thereto, the lenders party thereto from time to time, and HPS Investment Partners, LLC, as administrative agent, (y) the ABL Credit and Guaranty Agreement, dated as of November 22, 2019, by and among TWOLF, as borrower, the guarantors party thereto, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and Wells Fargo Bank, National Association, as co-collateral agent, and (z) the Indenture, dated as of March 4, 2015, between Rovi Corporation and U.S. Bank National Association and (ii) by XRAY under the Credit Agreement, dated as of December 1, 2016, among XRAY, as borrower, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and any other plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, retirement, supplemental retirement, profit-sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, welfare, hospitalization or other medical, life, or other insurance, long or short term disability, change of control, retention, fringe benefit or any other similar compensation or employee benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Interest” means any share, capital stock, partnership, limited liability TWOLF membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, and Affiliates of the foregoing; provided that “Financing Sources” shall not include XRAY or TWOLF or any of their respective Subsidiaries.

“Foreign Plan” means each plan, program, policy, practice, agreement or other arrangement that would otherwise meet the definition of a “TWOLF Plan” or a “XRAY Plan”, as the context requires, but which is subject to any Law other than U.S. federal, state or local Law.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Holdco Option” means each stock option to purchase shares of Holdco Common Stock.

“Holdco Restricted Share” means each share of Holdco Common Stock that is subject to forfeiture or a right of repurchase by Holdco.

“Holdco RSU” means each restricted stock unit corresponding to a share of Holdco Common Stock that is subject to restrictions based on performance or continuing service.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, mortgage, debt security, debentures or other debt instruments, (c) amounts owing as deferred purchase price for the purchase of any property or assets (excluding trade payables incurred in the ordinary course of business), (d) obligations under capital leases, and (e) all indebtedness or obligations of another Person referred to in clauses (a) and (d) above guaranteed by such Person; provided that letters of credit and performance bonds issued in the ordinary course of business shall not be Indebtedness.

“Intellectual Property Rights” means any and all statutory and/or common law intellectual property rights throughout the world, including any of the following: (i) all rights in United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secret rights and similar rights in confidential information, know-how, and materials; (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all registered, applied-for and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations and renewals of or applications to register any of the foregoing.

“Intervening Event” means, with respect to TWOLF, the TWOLF Intervening Event and with respect to XRAY, the XRAY Intervening Event.

“Key Employee” means, with respect to (i) TWOLF, each individual set forth in Section 1 of Annex A of the TWOLF Disclosure Schedule, and (ii) XRAY, each individual set forth in Section 1 of Annex A of the XRAY Disclosure Schedule.

“Knowledge” means, with respect to (i) TWOLF, the actual knowledge of those individuals set forth in Section 1 of Annex A of the TWOLF Disclosure Schedule, and (ii) XRAY, the actual knowledge of those individuals set forth in Section 1 of Annex A of the XRAY Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order, rule, regulation, ruling, by-law, official standard, policy or guidance or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, excluding, for the avoidance of doubt, (i) the provisions of any Contract between TWOLF or any TWOLF Subsidiary and a Governmental Body entered into in the ordinary course with respect to TWOLF Products and (ii) the provisions of any Contract between XRAY or any XRAY Subsidiary and a Governmental Body entered into in the ordinary course with respect to XRAY Products, as applicable.

“Legal Proceeding” means any action, suit, litigation, complaint, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, examination or, to the Knowledge of the Person in question, investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset.

“Material Adverse Effect” means, with respect to any party, any effect, event, change, occurrence, condition or development (each an “Effect”) that, individually or when taken together with all other Effects, has had a material adverse change in, or material adverse effect on, (a) the ability of such party and its Subsidiaries to consummate the transactions contemplated by this Agreement, including any such Effect that prevents, materially delays or materially impedes such party’s or its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement; or (b) the businesses, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (i) the industries, geographies or markets in which such party and its Subsidiaries operate; or (ii) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Material Adverse Effect, except, in the case of clauses (i) and (ii), to the extent that such Effect (individually or in the aggregate) disproportionately affects such party and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which such party and its Subsidiaries operate; and provided, further, that for the purposes of this clause (b) any Effect, to the extent resulting from or arising in connection with (A) the announcement of this Agreement and the transactions contemplated hereby (it being agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement of this Agreement), including the loss or departure of officers or other employees of such party or any of its Subsidiaries, or any termination, reduction (or potential reduction) or any other negative development (or potential negative development) in such party’s or any Subsidiary’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect such party and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which such party or its Subsidiaries operate, (C) changes in GAAP or changes in the interpretation of GAAP, changes in the accounting rules and regulations of the SEC, or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect such party and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, or markets in which such party or its Subsidiaries operate, (D) the taking of any action by such party or any of its Subsidiaries to the extent the taking of such action is expressly required by this Agreement or such action or omission was taken at the written request of TWOLF (in the case of XRAY) or XRAY (in the case of TWOLF), (E) any proceeding brought or threatened by stockholders of TWOLF or stockholders of XRAY (whether on behalf of TWOLF, XRAY or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Registration Statement or other disclosure documents, or otherwise arising out of or relating to this Agreement and the transactions contemplated hereby, (F) any decrease in the market price or trading volume of the XRAY Common Stock or TWOLF Common Stock (it being understood that the underlying causes of such decrease may be considered in determining whether a Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), or (G) any failure by such party to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of such party or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred unless otherwise expressly excluded under another clause of this definition), shall also be excluded from the determination of a Material Adverse Effect.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Entity Organizational Documents” means the organizational documents of Holdco, TWOLF Merger Sub and XRAY Merger Sub.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of Holdco; provided, that if, at the relevant time, such committee shall not exist or shall not have the responsibility and authority to recommend director candidates to the Board, the “Nominating and Corporate Governance Committee” shall mean such other committee of the Board of Directors of Holdco having such responsibility and authority, or if no such committee exists, for the purposes of this Agreement, a committee comprised of each “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

“Object Code” means Software in binary, object or executable form that is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Open Source License” means a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), in each case that requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, which do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which a reasonable reserve has been established; (iii) Liens reflected in the TWOLF Balance Sheet or the XRAY Balance Sheet, as applicable, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate or are being contested; (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Body; (vi) statutory liens for amounts not yet delinquent to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) non-exclusive licenses, immunities from suit, or covenants not to assert granted under or with respect to any Intellectual Property Rights; and (viii) pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means any information that identifies or is capable of identifying a natural person or as that term is otherwise defined under applicable Law.

“Privacy Law” means applicable Laws relating to the access, use or disclosure of Personal Data.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents, (ii) Trademarks, and (iii) Copyrights, in each case of (i) – (iii) above, that are the subject of a registration or an application for registration, filed with or issued by the United States Patent and Trademark Office or any similar Governmental Body.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means any TWOLF Subsidiary or XRAY Subsidiary, as the context requires, that is a “significant subsidiary” of TWOLF or XRAY, as applicable, as defined in Regulation S-X.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Source Code” means Software comprising computer programming code Software in human readable form, and excluding Object Code.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means, in the case of TWOLF, a TWOLF Superior Proposal and, in the case of XRAY, an XRAY Superior Proposal.

“Tax” means (a) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, or abandoned property tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or other tax of any kind whatsoever), tariff, duty (including any customs duty), and (b) any related charge or amount with respect to amounts in clause (a) above (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Technology” means all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases, prototypes, schematics, netlists, test methodologies, development tools and all related user documentation.

“TWOLF Acquisition Proposal” means any offer, inquiry, indication of interest or proposal (other than an offer or proposal by XRAY) contemplating, involving or otherwise relating to a TWOLF Acquisition Transaction.

“TWOLF Acquisition Transaction” means (i) any transaction or series of transactions (other than the Transactions) pursuant to which any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) other than XRAY, Holdco and their respective Subsidiaries, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in the Exchange Act and the rules promulgated thereunder) of more than fifteen percent (15%) of the outstanding shares of TWOLF Common Stock or other Equity Interests of TWOLF (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the outstanding shares of any class of voting securities of TWOLF or any TWOLF Subsidiary, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving TWOLF or any of the TWOLF Subsidiaries, (ii) any transaction or series of transactions pursuant to which any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity Interests of TWOLF Subsidiaries and any entity surviving any merger or combination including any of them) of TWOLF or the TWOLF Subsidiaries representing fifteen percent (15%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of TWOLF and the TWOLF Subsidiaries, taken as a whole, (iii) any direct or indirect sale, lease, exchange, transfer, license or disposition of assets representing fifteen percent (15%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of TWOLF and the TWOLF Subsidiaries, taken as a whole, or (iv) any other acquisition of a business or business combination transaction (including by stock purchase, merger, consolidation, tender offer, share exchange or similar transaction) that would reasonably be expected to prevent or materially delay the Transactions.

“TWOLF Employee” means any employee, officer, director or other individual service provider of TWOLF or any of the TWOLF Subsidiaries.

“TWOLF Employee Agreement” means any written employment, consulting, severance, termination, retention, transaction bonus, change in control, or other similar Contract between: (a) TWOLF or any TWOLF Subsidiaries, and (b) any TWOLF Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of TWOLF or any of the TWOLF Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by TWOLF or any TWOLF Subsidiaries under applicable foreign Law.

“TWOLF Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by TWOLF or any TWOLF ERISA Affiliate for the benefit of any current or former employee, officer, director or individual service provider of TWOLF or any of the TWOLF Subsidiaries or any beneficiary or dependent thereof, or under which TWOLF, any of the TWOLF Subsidiaries or any TWOLF ERISA Affiliate would reasonably be expected to have any liability, contingent or otherwise, excluding, in each case, any Multiemployer Plan.

“TWOLF Equity Awards” means, collectively, TWOLF Options, TWOLF Restricted Shares and TWOLF RSUs.

“TWOLF ERISA Affiliate” means any Person under common control with TWOLF within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“TWOLF ESPPs” means Rovi Corporation 2008 Employee Stock Purchase Plan, as amended April 27, 2016.

“TWOLF Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by TWOLF or any TWOLF Subsidiary.

“TWOLF Intervening Event” means an event, fact, development or occurrence that materially affects the business, assets or operations of TWOLF (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by TWOLF) that is unknown and not reasonably foreseeable to the TWOLF Board as of the Agreement Date and becomes known to the TWOLF Board after the Agreement Date and prior to the receipt of the TWOLF Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a TWOLF Intervening Event: (i) the receipt, existence or terms of a TWOLF Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of XRAY, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); or (iii) any change in the trading price or trading volume of the TWOLF Common Stock or XRAY Common Stock (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof)).

“TWOLF Option” means each option to purchase shares of TWOLF Common Stock, granted pursuant to any TWOLF Stock Plan.

“TWOLF Owned Real Property” means the real property owned in whole or in part by TWOLF or any TWOLF Subsidiary, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of TWOLF or any TWOLF Subsidiary relating to the foregoing.

“TWOLF Plans” means any and all TWOLF Employee Benefit Plans and TWOLF Employee Agreements.

“TWOLF Products” means any and all products and services that are marketed, offered, sold, licensed, provided or distributed by TWOLF or any TWOLF Subsidiary.

“TWOLF Restricted Share” means each share of TWOLF Common Stock that is subject to forfeiture or a right of repurchase by TWOLF granted pursuant to any TWOLF Stock Plan.

“TWOLF RSU” means each restricted stock unit corresponding to a share of TWOLF Common Stock granted pursuant to any TWOLF Stock Plan.

“TWOLF Stock Plans” means collectively, the Rovi Corporation 2008 Equity Incentive Plan, as amended April 27, 2016, the Rovi Corporation 2000 Equity Incentive Plan, as amended, the TiVo Corporation Titan Equity Incentive Award Plan, and the TiVo Inc. Amended & Restated 1999 Equity Incentive Plan, as amended.

“TWOLF Superior Proposal” means a bona fide written TWOLF Acquisition Proposal for a TWOLF Acquisition Transaction (it being understood that, for purposes of this definition, each reference to “fifteen percent (15%)” in the definition of “TWOLF Acquisition Transaction” shall be deemed a reference to “fifty percent (50%)”) (i) that was not solicited in violation of Section 7.1(a)(i) and (ii) that the TWOLF Board determines in good faith (after consultation with its legal counsel and financial advisor)is more favorable to TWOLF’s stockholders from a financial point of view than the transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by XRAY in response to such TWOLF Acquisition Proposal, the identity of the Person making the TWOLF Acquisition Proposal, the anticipated timing, conditions and the ability of the Person making such TWOLF Acquisition Proposal to consummate the transactions contemplated by such TWOLF Acquisition Proposal, and that if such TWOLF Acquisition Proposal is to be financed, such financing is, at the time of the making of such TWOLF Acquisition Proposal.

“TWOLF Termination Fee” means an amount, in cash, equal to $50,800,000.

“TWOLF Triggering Event” means if: (i) a Change in Board Recommendation shall have occurred or been otherwise publicly disclosed by TWOLF or the TWOLF Board or its or their Representatives; (ii) TWOLF shall have failed to include in the Joint Proxy Statement/Prospectus the TWOLF Board Recommendation; (iii) TWOLF shall have entered into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any TWOLF Acquisition Proposal, other than an Acceptable Confidentiality Agreement expressly permitted in Section 7.1 of this Agreement, or any agreement or agreement in principle requiring TWOLF to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under this Agreement; or (iv) TWOLF, any TWOLF Subsidiary or any of their Representatives shall have committed a material breach of any of their respective obligations under Section 7.1.

“XRAY Acquisition Proposal” means any offer, inquiry, indication of interest or proposal (other than an offer or proposal by TWOLF) contemplating, involving or otherwise relating to an XRAY Acquisition Transaction.

“XRAY Acquisition Transaction” means (i) any transaction or series of transactions pursuant to which any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) acquires or would acquire, directly or indirectly, beneficial ownership (as defined in the Exchange Act and the rules promulgated thereunder) other than TWOLF, Holdco or their respective Subsidiaries of more than fifteen percent (15%) of the outstanding shares of XRAY Common Stock or other Equity Interests of XRAY (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the outstanding shares of any class of voting securities of XRAY or any XRAY Subsidiary, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving XRAY or any of the XRAY Subsidiaries, (ii) any transaction or series of transactions pursuant to which any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity Interests of XRAY Subsidiaries and any entity surviving any merger or combination including any of them) of XRAY or the XRAY Subsidiaries representing fifteen percent (15%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of XRAY and the XRAY Subsidiaries, taken as a whole, (iii) any direct or indirect sale, lease, exchange, transfer, license or disposition of assets representing fifteen percent (15%) or more of the revenues, net income or assets (in each case, on a consolidated basis) of XRAY and the XRAY Subsidiaries, taken as a whole, or (iv) any other acquisition of a business or business combination transaction (including by stock purchase, merger, consolidation, tender offer, share exchange or similar transaction) that would reasonably be expected to prevent or materially delay the Transactions.

“XRAY Employee” means any employee, officer, director or other individual service provider of the XRAY or any XRAY Subsidiary.

“XRAY Employee Agreement” means any written employment, consulting, severance, termination, retention, transaction bonus, change in control, or other similar Contract between: (a) XRAY or any XRAY Subsidiaries and (b) any XRAY Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of XRAY or any of the XRAY Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by XRAY or any XRAY Subsidiaries under applicable foreign Law.

“XRAY Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by XRAY or any XRAY ERISA Affiliate for the benefit of any current or former employee, officer, director or individual service provider of XRAY or any of the XRAY Subsidiaries or any beneficiary or dependent thereof or under which XRAY, any of the XRAY Subsidiaries or any XRAY ERISA Affiliate would reasonably be expected to have any liability, contingent or otherwise, excluding, in each case, any Multiemployer Plan.

“XRAY ESPP” means collectively, the Xperi Corporation Amended and Restated Employee Stock Purchase Plan, effective April 27, 2018, and the Xperi Corporation Second Amended and Restated International Employee Stock Purchase Plan, effective January 30, 2019.

“XRAY Equity Awards” means, collectively, XRAY Options, XRAY Restricted Shares and XRAY RSUs.

“XRAY Exchange Ratio” means 1:1.

“XRAY Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by XRAY or any XRAY Subsidiary.

“XRAY Intervening Event” means an event, fact, development or occurrence that materially affects the business, assets or operations of XRAY (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by XRAY) that is unknown and not reasonably foreseeable to the XRAY Board as of the Agreement Date and becomes known to the XRAY Board after the Agreement Date and prior to the receipt of the XRAY Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to an XRAY Intervening Event: (i) the receipt, existence or terms of an XRAY Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of TWOLF, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); or (iii) any change in the trading price or trading volume of the XRAY Common Stock or TWOLF Common Stock (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof)).

“XRAY Option” means each stock option to purchase shares of XRAY Common Stock granted under the XRAY Stock Plans.

“XRAY Owned Real Property” means the real property owned in whole or in part by XRAY or any XRAY Subsidiary, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of XRAY or any XRAY Subsidiary relating to the foregoing.

“XRAY Products” means any and all products and services that are marketed, offered, sold, licensed, provided or distributed by XRAY or any XRAY Subsidiary.

“XRAY Plans” means any and all XRAY Employee Benefit Plans and XRAY Employee Agreements.

“XRAY Restricted Share” means each share of XRAY Common Stock that is subject to forfeiture or a right of repurchase by XRAY granted pursuant to any XRAY Stock Plan.

“XRAY RSU” means each restricted stock unit corresponding to a share of XRAY Common Stock that is subject to restrictions based on performance or continuing service and granted under the XRAY Stock Plans.

“XRAY Stock Plans” means collectively, the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan, the DTS, Inc. 2014 New Employee Incentive Plan, as amended, the DTS, Inc. 2012 Equity Incentive Plan, as amended, and the SRS Labs, Inc. 2006 Stock Incentive Plan, as amended and restated effective August 9, 2012.

“XRAY Superior Proposal” means a bona fide written XRAY Acquisition Proposal for an XRAY Acquisition Transaction (it being understood that, for purposes of this definition, each reference to “fifteen percent (15%)” in the definition of “XRAY Acquisition Transaction” shall be deemed a reference to “fifty percent (50%)”) (i) that was not solicited in violation of Section 7.1(a)(i) and (ii) that the XRAY Board determines in good faith (after consultation with its legal counsel and financial advisor)is more favorable to XRAY’s stockholders from a financial point of view than the transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by XRAY in response to such XRAY Acquisition Proposal, the identity of the Person making the XRAY Acquisition Proposal, the anticipated timing, conditions and the ability of the Person making such XRAY Acquisition Proposal to consummate the transactions contemplated by such XRAY Acquisition Proposal, and that if such XRAY Acquisition Proposal is to be financed, such financing is, at the time of the making of such XRAY Acquisition Proposal.

“XRAY Termination Fee” means an amount, in cash, equal to $44,000,000.

“XRAY Triggering Event” means: (i) a Change in Board Recommendation shall have occurred or been otherwise publicly disclosed by XRAY or the XRAY Board or its or their Representatives; (ii) XRAY shall have failed to include in the Joint Proxy Statement/Prospectus the XRAY Board Recommendation; (iii) XRAY shall have entered into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any XRAY Acquisition Proposal, other than an Acceptable Confidentiality Agreement expressly permitted in Section 7.1(b) of this Agreement, or any agreement or agreement in principle requiring XRAY to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations under this Agreement; or (iv) the XRAY, any XRAY Subsidiary or any of their Representatives shall have committed a material breach of any of their respective obligations under Section 7.1.

2.    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Section
2019 Capex Budget	6.2(f)
Agreement	Preamble
Agreement Date	Preamble
Available TWOLF SEC Document	Article IV
Available XRAY SEC Document	Article V
Book-Entry Share	3.3(b)
Capitalization Date	4.2(a)
CERCLA	4.13(b)
Certificate	3.3(b)

Section
Change in Board Recommendation	7.4(b)
Closing	1.3
Closing Date	1.3
Code	Recitals
Collective Bargaining Agreement	4.16(a)
Confidentiality Agreement	7.7
Continuation Period	7.9(a)
Covered Employees	7.9(a)
DGCL	1.2(a)
Effective Time	1.4
Enforcement Costs	9.3(f)
Environmental Laws	4.13(b)
Excess Shares	3.3(e)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
FIRPTA Certificate	8.4
fraud	9.2
Governmental Body	4.3(d)
Holdco	Preamble
Holdco By-laws	1.1(a)
Holdco Charter	1.1(a)
Holdco Employee Benefit Plan	7.9(c)
Indemnified Parties	7.10(c)
Interim Period	7.6(a)
Judgment	4.3(c)
Merger Consideration	3.1(b)(i)
Merger Subs	Preamble
Mergers	Recitals
NASDAQ	4.3(d)
NASDAQ Rules	4.10(b)
Notice Period	7.4(c)
Outside Date	9.1(b)
Permits	4.1(b)
Proxy Statement/Prospectus	7.4(a)
RCRA	4.13(b)
Registration Statement	7.4(a)
Restraint	8.1(d)
SEC	Article IV
Superior Proposal Notice	7.4(c)
Surviving Corporations	Recitals
TWOLF	Preamble
TWOLF 2019 CapEx Budget	6.2(f)
TWOLF Balance Sheet	4.5(c)
TWOLF Board	Recitals
TWOLF Board Recommendation	Recitals
TWOLF Book-Entry Share	3.3(b)
TWOLF Certificate	3.3(b)
TWOLF Certificate of Merger	1.4
TWOLF Charter Documents	4.1(c)
TWOLF Designees	2.1(c)
TWOLF Disclosure Schedule	IV
TWOLF Exchange Ratio	3.1(b)(i)
TWOLF Expense Reimbursement Amount	9.3(c)

Section
TWOLF Financial Advisor	4.9
TWOLF Financial Statements	4.5(b)
TWOLF Leased Real Property	4.19(b)
TWOLF Material Contract	4.18(a)
TWOLF Maximum Amount	7.11
TWOLF Merger	Recitals
TWOLF Merger Consideration	3.1(b)(i)
TWOLF Merger Sub	Preamble
TWOLF Merger Sub Common Stock	5.2(e)
TWOLF Preferred Stock	4.2(a)
TWOLF Real Property Leases	4.19(b)
TWOLF Registered Intellectual Property	4.15(a)
TWOLF SEC Reports	4.5(a)
TWOLF Significant Customer	4.20
TWOLF Stockholder Approval	4.3(e)
TWOLF Stockholder Meeting	Recitals
TWOLF Subsidiaries	4.1(a)
TWOLF Surviving Corporation	Recitals
willful and material breach	9.2
XRAY	Preamble
XRAY 2019 CapEx Budget	6.2(f)
XRAY Balance Sheet	5.5(c)
XRAY Board	Recitals
XRAY Board Recommendation	Recitals
XRAY Book-Entry Share	3.3(b)
XRAY Certificate	3.3(b)
XRAY Certificate of Merger	1.4
XRAY Charter Documents	5.1(c)
XRAY Designees	2.1(c)
XRAY Disclosure Schedule	V
XRAY Expense Reimbursement Amount	9.3(e)
XRAY Financial Advisor	5.9
XRAY Financial Statements	5.5(b)
XRAY Leased Real Property	5.19(b)
XRAY Material Contract	5.18(a)
XRAY Maximum Amount	7.11
XRAY Merger	Recitals
XRAY Merger Consideration	3.1(a)(i)
XRAY Merger Sub	Preamble
XRAY Merger Sub Common Stock	5.2(d)
XRAY Preferred Stock	5.2(a)
XRAY Real Property Leases	5.19(b)
XRAY Registered Intellectual Property	4.15(a)
XRAY SEC Reports	5.5(a)
XRAY Significant Customer	5.20
XRAY Stockholder Approval	5.3(e)
XRAY Stockholder Meeting	Recitals
XRAY Subsidiaries	5.1(a)
XRAY Surviving Corporation	Recitals